UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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The Chefs’ Warehouse, Inc.

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The Chefs’ Warehouse, Inc.
Notice Of Annual Meeting Of Stockholders
To Be Held On May 18, 2018

Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of The Chefs’ Warehouse, Inc. (the “Company”), which will be held on Friday, May 18, 2018 at 10:00 a.m. We are pleased that the Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting through a virtual web conference at www.virtualshareholdermeeting.com/chef18.

We are holding the Annual Meeting for the following purposes:

1.
To elect Christina Carroll, Dominick Cerbone, John A. Couri, Joseph Cugine, Steven F. Goldstone, Alan Guarino, Stephen Hanson, Katherine Oliver, Christopher Pappas, John Pappas, and David E. Schreibman as directors to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified;

2.	To ratify the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2018;

3.	To approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement that accompanies this notice;

4.
To vote, on a non-binding, advisory basis, on the frequency (once every one year, two years or three years) that stockholders of the Company will have a non-binding, advisory vote on the compensation of the Company’s named executive officers; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.
These matters are more fully described in the accompanying proxy statement. We are not aware of any other business to be transacted at the Annual Meeting.
Only stockholders of record on our books at the close of business on March 19, 2018 will be entitled to vote at the Annual Meeting and at any adjournments or postponements of the Annual Meeting. For 10 days prior to the Annual Meeting, a list of stockholders entitled to vote will be available for inspection by any stockholder for any purpose germane to the Annual Meeting at our principal executive offices located at 100 East Ridge Road, Ridgefield, Connecticut 06877. If you would like to view the stockholder list, please call our General Counsel, Corporate Secretary and Chief Government Relations Officer, Alexandros Aldous, at (203) 894-1345, to schedule an appointment. The stockholder list will also be available on the Internet through the virtual web conference during the Annual Meeting.

In accordance with rules approved by the Securities and Exchange Commission, we are furnishing proxy materials to our stockholders over the Internet. On or about April 4, 2018, we mailed to all stockholders of record as of the close of business on March 19, 2018 a notice containing instructions on how to access our Annual Report to Stockholders, which contains our audited consolidated financial statements for the fiscal year ended December 29, 2017, and our proxy statement, proxy card and other items of interest to stockholders on the Internet website indicated in our notice, as well as instructions on how to vote. The April 4, 2018 notice also provides instructions on how you can request a paper copy of our proxy materials and Annual Report to Stockholders.

You may vote your shares at the Annual Meeting via the Internet, by telephone or by completing, dating, signing and promptly returning a proxy card to us in the envelope provided, if you requested and received a paper copy of the proxy card by mail. The proxy materials provide you with details on how to vote by these methods. We encourage you to vote in the method that suits you best so that your shares will be voted at the Annual Meeting.

By Order of the Board of Directors,
/s/ Christopher Pappas
Christopher Pappas
April 4, 2018	Chairman of the Board

PLEASE VOTE. STOCKHOLDERS MAY VOTE VIRTUALLY AT THE ANNUAL MEETING OR BY INTERNET, TELEPHONE OR MAIL. PLEASE REFER TO YOUR PROXY CARD OR THE NOTICE OF PROXY AVAILABILITY DISTRIBUTED TO YOU ON OR ABOUT APRIL 4, 2018 FOR INFORMATION ON HOW TO VOTE BY INTERNET, TELEPHONE OR MAIL.

PROXY STATEMENT SUMMARY
Below are the highlights of important information you will find in this Proxy Statement. Please review the full Proxy Statement before casting your vote.

Meeting Information	Voting Matters
Time and Date:	Voting Matter	Board Recommendation	Page
10:00 a.m., on Friday, May 18, 2018	Proposal 1 - Election of Directors	FOR EACH NOMINEE	16
Attending the Meeting:	Proposal 2 - Selection of Independent Registered Public Accounting Firm	FOR	41
The Annual Meeting will be hosted on the Internet through a virtual web conference at www.virtualshareholdermeeting.com/chef18	Proposal 3 - Advisory Vote to Approve Executive Compensation	FOR	44
	Proposal 4 - Frequency of Advisory Vote to Approve Executive Compensation	FOR ONE YEAR	45

Recent Highlights and Achievements

New Leadership: The Company recently appointed experienced leaders to key positions:

•
James Leddy, Chief Financial Officer and Assistant Corporate Secretary. Mr. Leddy brings over twenty-five years of experience in finance, including his most recent positions at JetBlue Airways as interim Chief Financial Officer from November 2016 to February 2017 and Senior Vice President and Treasurer from 2012 to November 2016. Prior to joining JetBlue, Mr. Leddy served as Senior Vice President, Treasury and Cash Management at NBCUniversal from 2008 until 2012, and as a Senior Technical Advisor at General Electric from 2003 until 2008. Previously, Mr. Leddy held corporate risk and treasury management positions at First Union National Bank and Dai-ichi Kangyo Bank.

•
Tim McCauley, Chief Accounting Officer. Mr. McCauley joined the Company as Controller in May 2015. Mr. McCauley has over thirty years of experience in accounting and finance roles across a variety of industries. Mr. McCauley’s prior work experience includes serving as Vice President - Finance at MacDermid Inc., Corporate Controller at Northern Tier Energy LP, Director of Financial Reporting and Investor Relations at Presstek, Inc. and Finance Director at Eastman Kodak Company. Prior to joining Eastman Kodak Company, Mr. McCauley worked with PricewaterhouseCoopers for eleven years in their assurance and business advisory practice.

Business Highlights: The Company made significant progress in reaching its strategic goals:

•
Selective Acquisition: On August 25, 2017, the Company entered into an asset purchase agreement to acquire substantially all of the assets of Fells Point Wholesale Meats, a specialty protein manufacturer and distributor based in the metro Baltimore and Washington, D.C. area.

•
Improved Internal Controls: The Company appointed a new Chief Accounting Officer to oversee the integrity of the Company’s accounting and internal controls process, which was previously overseen by the Chief Financial Officer.

•	Net sales for fiscal 2017 increased approximately 9.1% to approximately $1.30 billion from approximately $1.19 billion in fiscal 2016.

Corporate Strategy: The Company’s management and the Board have identified and developed the following key strategies for the Company:

•	Maintaining and expending the customer base in key culinary markets, including New York, Washington, D.C., San Francisco and Los Angeles;

•	Expanding the base of premier customer relationships;

•	Increasing penetration with the existing customer base;

•	Pursuing selective acquisitions; and

•	Engaging in operational initiatives focused on unit cost reduction.

Enhancement of Internal Controls: In 2017, following review and approval by the Board, the Company applied a number of procedures to improve and maintain its internal controls over financial reporting. As a result, the Company:

•	Reviewed and updated internal control processes and documentation;

•	Adopted remedial measures for internal control deficiencies; and

•	Appointed a new Chief Accounting Officer to focus on overseeing the integrity of the Company's accounting and internal controls process, which was previously overseen by the Chief Financial Officer.

Governance Highlights

We believe that good governance practices benefit our shareholders by improving the Company’s accountability and transparency. The Company is committed to maintain and improve its corporate governance practices.

Annual Elections	Yes	Stock Ownership Guidelines for Executives	Yes
Lead Independent Director	Yes	Anti-Hedging	Yes
Board Independence	81.8%	Code of Conduct and Ethics	Yes
Committee Independence	100%	Board Member Recruiting Guidelines	Yes
Number of Financial Experts	2	Executive Sessions of the Board	Yes
Board Diversity	18.1% female	Anonymous Reporting	Yes
Board Committees Complete Annual Self-Evaluations	Yes	Clawback Policy	Yes
Over-Boarding Policy	Yes

Director Nominees

At the Meeting, you are being asked to vote on the election of the following eleven director nominees. Detailed information on each director is available starting on page 16.

					Committee Membership
Name	Age	Director Since	Experience	Independent	Audit	Compensation	Nominating/ Governance
Christopher Pappas	57	2011	Founder, Chairman, President and CEO, The Chefs’ Warehouse, Inc.	No
John Pappas	53	2011	Founder, Vice Chairman and Former COO, The Chefs’ Warehouse, Inc.	No
Christina Carroll	52	2018	Managing Director, Stout Risius Ross, LLC	Yes	•		•
Dominick Cerbone	72	2012	Former Partner, Ernst & Young	Yes	Chair	•
John A. Couri	75	2011	President, Couri Foundation	Yes		•	Chair
Joseph Cugine	56	2012	President, BarFresh Food Group Inc.	Yes	•	•
Steven F. Goldstone	71	2016	Non-Executive Chairman, ConAgra Foods, Inc.	Yes			•
Alan Guarino	57	2012	Vice Chairman of Global Financial Markets, Korn/Ferry International	Yes		Chair	•
Stephen Hanson	67	2011	Former President, B.R. Guest Restaurants	Yes	•		•
Katherine Oliver	54	2015	Principal, Bloomberg Associates	Yes		•	•
David E. Schreibman	50	2018	Former Executive Vice President, US Foods, Inc.	Yes		•

Shareholder Outreach

We believe an open and transparent dialogue with our shareholders is an essential element of good corporate governance. Last year, members of our Board and management reached out to the top 10 shareholders. We hold calls with our top investors each quarter and also hold periodic calls on an ad hoc basis. During our calls, we discuss corporate governance practices, the Company’s strategy and performance, executive compensation programs, board composition and other items of shareholder interest. Our dialogue with the shareholders helped us to improve our corporate governance practices and executive compensation programs during fiscal 2017.

Each spring, we mail all shareholders a copy of the Company’s Annual Report and Proxy Statement. Shareholders may access our Annual Report, Proxy Statement, committee charters, investor presentations, Code of Business Conduct and Ethics, Corporate Governance Guidelines, Insider Trading Policy and Bylaws at www.chefswarehouse.com. Shareholders may contact any director, committee of the board, non-management director or the Board:
via U.S. Mail at:
The Chefs’ Warehouse, Inc.
Attn: Alexandros Aldous, General Counsel, Corporate Secretary and Chief Government Relations Officer
100 East Ridge Road
Ridgefield, Connecticut 06877

via e-mail at:

ir@chefswarehouse.com

Executive Compensation Overview
The Company’s executive compensation program, set forth by the Compensation and Human Capital Committee (the “Compensation Committee”), is designed to implement our executive pay philosophy to:

•	Attract and retain talented and experienced executives and other key employees;

•
Align the interests of executives with our business plans through the use of Company-wide performance metrics based on those plans (“pay for performance”) and retention programs to retain employees key to their implementation;

•	Incentivize achievement of annual financial, functional and individual objectives; and

•	Create a fair and measurable compensation model for rewarding performance and attracting and retaining key members of management.
Compensation Practices

What We Do	What We Don't Do
Pay for Performance	No Tax Gross-Ups
Double Trigger Change in Control Provisions	No Repricing of Underwater Options
Independent Compensation Advisors	No Cash Buyouts of Underwater Options
Clawback Policy	No Short Sales of Company Stock
No Hedging of Company Stock
No Supplemental Retirement Benefits for Executives
Elements of Compensation for 2017
Taking into account the above-described objectives and our peer group comparisons, the Compensation Committee designed a fiscal 2017 compensation package for our named executive officers that consisted of the following principal components.

Compensation Element		Component	Performance Metrics	Objective
Base Salary
The guaranteed part of our executives’ pay.  Base salary reflects different levels of responsibility within the Company, the skills and experience required for the job, individual performance and labor market conditions
		Cash	None	Competitive level of fixed compensation
Annual Bonus	Performance-based cash incentive payments	Cash	Targets relating to 2017 revenue and adjusted EBITDA (“AEBITDA”)	Incentivize top- and bottom-line growth
Long-Term Incentives	Equity based incentives earned based on the attainment of performance objectives and/or continued service with the Company	• Performance-based restricted stock (70%) • Time-based restricted stock (30%)	Performance-based restricted stock is earned based on attainment of AEBITDA margin and ROIC targets over a three-year measurement period	Align the interests of key employees with shareholders and reward performance that enhances long-term value
Retirement and Other Benefits	Retirement and other benefits	• 401(k) savings plan • Health, dental and vision insurance • Short-term disability coverage • Life insurance	None	Provide basic health and welfare benefits and methods for individuals to save for retirement, which are generally offered to executives on same terms as for other employees

 2018 Compensation of Named Executive Officers

•	Ordinary course salary increases following no salary increases for 2017.

•	Cash incentive plan for 2018 that uses the same design as the 2017 plan with performance targets based on 2018 revenue and AEBITDA.

•
Performance-based restricted stock and time-based restricted stock awarded to named executive officers; vesting of performance-based restricted stock based on attainment of AEBITDA margin and ROIC targets over a three-year measurement period.

Proposal 4-Advisory Vote on the Frequency of Advisory Votes on Executive Compensation	45
Vote Required	45
Other Matters	46
Section 16(a) Beneficial Ownership Reporting Compliance	46
Stockholder Proposals for the 2019 Annual Meeting of Stockholders	46

THE CHEFS’ WAREHOUSE, INC.
100 East Ridge Road
Ridgefield, Connecticut 06877

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 18, 2018

This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors (which we sometimes refer to as the “Board” in this proxy statement) of The Chefs’ Warehouse, Inc. (the “Company”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, May 18, 2018 at 10:00 a.m. eastern daylight time on the Internet, through a virtual web conference at www.virtualshareholdermeeting.com/chef18, and at any adjournments or postponements of the Annual Meeting. The Board is soliciting proxies for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Company will bear the cost of soliciting the proxies.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 18, 2018:

As outlined in the notice we mailed to you on or about April 4, 2018 (the “Notice of Proxy Availability”), the proxy statement, proxy card and Annual Report to Stockholders for the fiscal year ended December 29, 2017 are available on the Internet at www.proxyvote.com.

INFORMATION ABOUT THE MEETING
Record Date and Share Ownership
Only stockholders of record on our books at the close of business on March 19, 2018 (the “Record Date”) will be entitled to vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting. As of the close of business on the Record Date, we had 28,599,153 shares of common stock outstanding and eligible to vote on each matter brought before the Annual Meeting. Each share of common stock entitles the record holder to one vote on each matter to be voted upon at the Annual Meeting. Copies of the Notice of Annual Meeting of Stockholders, this proxy statement, the proxy card and our Annual Report to Stockholders for the fiscal year ended December 29, 2017 are being made available to stockholders of record on or about April 4, 2018. We are making these materials available to you on the Internet or, upon your request, by delivering printed versions of these materials to you without charge by mail. On or about April 4, 2018, we mailed to all stockholders of record, as of the Record Date, the Notice of Proxy Availability, which contains instructions on how to access these materials and vote their shares of our common stock.

We will, upon written request of any stockholder, furnish without charge a copy of our Annual Report on Form 10-K for the fiscal year ended December 29, 2017, as filed with the Securities and Exchange Commission (the “SEC”), without exhibits. Please address all such requests to the attention of Alexandros Aldous, General Counsel, Corporate Secretary and Chief Government Relations Officer, The Chefs’ Warehouse, Inc., 100 East Ridge Road, Ridgefield, Connecticut 06877. Exhibits will be provided upon written request to Mr. Aldous and payment of an appropriate processing fee.

Submitting and Revoking Your Proxy
If you complete and submit a proxy, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy but do not complete the voting instructions, the persons named as proxies will vote the shares represented by your proxy as follows:

•
FOR the election of Christina Carroll, Dominick Cerbone, John A. Couri, Joseph Cugine, Steven F. Goldstone, Alan Guarino, Stephen Hanson, Katherine Oliver, Christopher Pappas, John Pappas and David E. Schreibman as directors to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified (Proposal 1);

•	FOR the ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2018 (Proposal 2);

•	FOR the non-binding, advisory vote on the compensation of our named executive officers as disclosed in this proxy statement (Proposal 3);

•	FOR the frequency of every ONE YEAR for the non-binding advisory vote on the frequency of non-binding, advisory votes on executive compensation (Proposal 4); and

If other matters come before the Annual Meeting, the persons named as proxies will vote on such matters in accordance with their best judgment. We have not received notice of other matters that may properly be presented at the Annual Meeting.
You may revoke or revise your proxy at any time before it is exercised by (1) delivering to us a signed proxy card with a date later than your previously delivered proxy, (2) voting via the Internet while attending the virtual Annual Meeting, (3) granting a subsequent proxy through the Internet or telephone or (4) sending a written revocation to our corporate secretary at 100 East Ridge Road, Ridgefield, Connecticut 06877. Attendance at the Annual Meeting through the Internet will not itself be deemed to revoke your proxy unless you vote via the Internet while attending the Annual Meeting. If you attend the Annual Meeting via the Internet and want to vote via the Internet, you can request that your previously submitted proxy not be used. If your shares are held through a broker, bank or other institution in “street name,” you will need to obtain a proxy form from the institution that holds your shares. Your most current proxy card or telephone or Internet proxy is the one that is counted.
If you hold shares of common stock in a stock brokerage account or through a bank or other nominee, you are considered to be the beneficial owner of shares held in “street name” and these proxy materials are being made available to you by your broker, bank or nominee. You may not vote directly any shares held in street name; however, as the beneficial owner of the shares, you have the right to direct your broker, bank or nominee on how to vote your shares. If you do not provide your broker, bank or nominee instructions on how to vote your shares on non-discretionary items, a “broker non-vote” will occur. Proposal 1 (election of eleven nominees as directors), Proposal 3 (non-binding, advisory vote on executive compensation) and Proposal 4 (non-binding, advisory vote on the frequency of non-binding, advisory votes on executive compensation) are non-discretionary items for which your broker, bank or nominee will not be able to vote your shares without your instructions. Proposal 2 (ratification of the selection of BDO USA, LLP) is a discretionary, routine item, and your broker, bank or nominee may vote your shares in their discretion in the event that they do not receive voting instructions from you. Accordingly, it is possible for there to be broker non-votes for Proposals 1, 3 and 4 but not for Proposal 2. In the case of a broker non-vote, your shares would be included in the number of shares considered present at the meeting for the purpose of determining whether there is a quorum. A broker non-vote, being shares not entitled to vote, would not have any effect on the outcome of the vote on Proposals 1, 3 or 4.
In addition to solicitations by mail and the Internet, our directors, officers and employees may, without additional remuneration, solicit proxies by telephone, facsimile and personal interviews. We will request brokerage houses, banks and nominees to forward copies of the proxy materials to those persons for whom they hold shares and request instructions for voting the proxies. We will reimburse such brokerage houses, banks and other nominees for their reasonable expenses in connection with this distribution.
How to Vote
For Proposal 1 (election of eleven nominees as directors), the eleven candidates will be elected by a majority vote. Pursuant to our amended and restated bylaws, the voting standard for the election of directors of the Company in an uncontested election is a majority voting standard. The majority voting standard provides that to be elected in an uncontested election, a director nominee must receive a majority of the votes cast in the election such that the number of shares properly cast “for” the nominee exceeds the number of votes properly cast “against” that nominee, with abstentions and broker non-votes not counting as votes “for” or “against.” The “majority of votes cast” means that the number of shares voted “for” a director nominee must exceed the number of votes cast “against” the nominee’s election, not including abstentions and broker non-votes. “Votes cast” means the votes actually cast “for” or “against” a particular proposal, whether in person or by proxy. You may vote “FOR” or “AGAINST” each director, or “ABSTAIN” from voting for such director.
For Proposal 2 (ratification of the selection of BDO USA, LLP) and Proposal 3 (non-binding, advisory vote on executive compensation), you may vote “FOR” or “AGAINST” each proposal or “ABSTAIN” from voting on the proposal.

For Proposal 4 (non-binding, advisory vote on the frequency of non-binding, advisory votes on executive compensation), you may vote for every “ONE YEAR,” “TWO YEARS” or “THREE YEARS,” or abstain from voting.
Stockholders of Record: If you are a stockholder of record on the Record Date, there are four ways to vote:

•	by voting at the Annual Meeting via the Internet at www.virtualshareholdermeeting.com/chef18;

•	by completing, signing, dating and returning your proxy card by mail, if you request a paper copy of the proxy materials;

•	by making a toll-free telephone call within the United States or Canada using a touch-tone telephone to the toll-free number provided on your proxy card; or

•
by voting on the Internet. To vote on the Internet, go to the website address indicated on your Notice of Proxy Availability to complete an electronic proxy card. You will be asked to provide the control number from the Notice of Proxy Availability.

If you plan to vote by telephone or Internet in advance of the Annual Meeting, your vote must be received by 11:59 p.m., eastern daylight time, on May 17, 2018 to be counted. Internet voting during the Annual Meeting is also permissible through the virtual web meeting hosted at www.virtualshareholdermeeting.com/chef18.

Street Name Holders: If you hold your shares in street name, the Notice of Proxy Availability was forwarded to you by your brokerage firm, bank or other nominee and you should follow the voting instructions provided by your broker, bank or nominee. You may complete and return a voting instruction card to your broker, bank or nominee. Please check your Notice of Proxy Availability for more information. If you hold your shares in street name and wish to vote at the Annual Meeting, you must have your 12-digit control number from your Notice of Proxy Availability.

We provide Internet proxy voting to allow you to vote your shares online both before and during the Annual Meeting, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Quorum
Presence by attendance at the Annual Meeting virtually through the virtual web meeting or by proxy of a majority of the shares of common stock outstanding at the close of business on the Record Date and entitled to vote at the Annual Meeting will be required for a quorum. Shares of common stock present by attendance at the Annual Meeting or represented by proxy (including shares that abstain or do not vote with respect to one or more of the matters presented for stockholder approval and broker non-votes) will be counted for purposes of determining whether a quorum exists at the Annual Meeting.
Votes Required
Proposal 1 (election of eleven nominees as directors) is an uncontested director election. Our bylaws require that each nominee be elected by an affirmative majority of the shares represented at the Annual Meeting in person (including by webcast) or by properly executed proxy and entitled to vote on Proposal 1 to approve the election of each of the nominees for election as a director. Abstentions and broker non-votes will have no effect on Proposal 1 because they are not considered votes cast.
With respect to Proposal 2 (ratification of the selection of BDO USA, LLP) and Proposal 3 (non-binding, advisory vote on executive compensation), the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the proposal is necessary for approval. Abstentions will be equivalent to a vote against Proposals 2 and 3. Broker non-votes will have no effect on the results of Proposals 1 and 3 because they are not considered votes cast. However, regarding Proposal 2, the ratification of the appointment of our independent registered public accounting firm is considered a “routine” item and brokerage firms may vote in their discretion on this matter on behalf of beneficial owners who have not furnished voting instructions before the date of the Annual Meeting.
With respect to Proposal 4 (non-binding, advisory vote on the frequency of non-binding, advisory votes on executive compensation), the option of every one year, two years or three years that receives the highest number of votes cast by stockholders will be considered by the Board as the stockholders’ recommendation as to the frequency of future advisory votes on executive compensation. Abstentions and broker non-votes will have no effect on these items because they are not considered votes cast.
Attending the Annual Meeting
We will be hosting the Annual Meeting on the Internet through a virtual web conference at www.virtualshareholdermeeting.com/chef18. Our shareholders will continue to have the opportunity to engage with our Board of Directors and our independent auditors during the meeting. Our virtual meeting platform provided by our proxy solicitor, Broadridge Financial Solutions, allows all participating shareholders to submit questions at any point in the meeting. In addition, it also allows our shareholders to vote on proposals online. We believe that our virtual platform will increase shareholder participation while at the same time affording the same rights and opportunities to participate as shareholders have had at our physical annual meeting.

 A summary of the information you need to attend the Annual Meeting online is provided below:

•	Any stockholder can attend the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/chef18.

•	Webcast starts at 10:00 a.m. eastern daylight time.

•	Please have your 12-digit control number to enter the Annual Meeting.

•	Stockholders may vote and submit questions while attending the Annual Meeting on the Internet.

•	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.proxyvote.com.

•	Questions regarding how to attend and participate via the Internet will be answered by calling 1-800-690-6903 on the day before the Annual Meeting and the day of the Annual Meeting.

•
Webcast replay of the Annual Meeting will be available at www.virtualshareholdermeeting.com/chef18 until the sooner of May 20, 2019 or the date of the next annual meeting of stockholders to be held in 2019.

Householding
The SEC has adopted a rule concerning the delivery of annual reports and proxy statements. It permits us, with your permission, to send a single Notice of Proxy Availability and, to the extent requested, a single set of these proxy materials to any household at which two or more stockholders reside if we believe they are members of the same family. This rule is called “householding” and its purpose is to help reduce printing and mailing costs of proxy materials. To date, the Company has not instituted this procedure, but may do so in the future.
A number of brokerage firms have instituted householding. If you and members of your household have multiple accounts holding shares of the Company’s common stock, you may have received a householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of this proxy statement, the Annual Report or other proxy materials or wish to revoke your decision to household. These options are available to you at any time.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

This table includes information regarding the amount of our common stock beneficially owned as of March 19, 2018 by (i) each of our directors, (ii) each of our executive officers named in “EXECUTIVE COMPENSATION-Summary Compensation Table-Fiscal Years 2015-2017,” (iii) all of our directors and current executive officers as a group, and (iv) each person or entity known to us to own more than 5% of our outstanding common stock.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percentage Ownership
Directors and Named Executive Officers:
Christopher Pappas(3)	3,305,723	11.6%
John Pappas(4)	2,118,018	7.4%
Christina Carroll	681	0.0%
Dominick Cerbone	16,217	0.1%
John A. Couri	22,484	0.1%
Joseph Cugine	17,908	0.1%
Steven F. Goldstone	7,672	0.0%
Alan Guarino	26,893	0.1%
Stephen Hanson	57,484	0.2%
Katherine Oliver	10,445	0.0%
David E. Schreibman	681	0.0%
Alexandros Aldous	105,260	0.4%
John D. Austin	73,418	0.3%
Patricia Lecouras	87,254	0.3%
James Leddy	26,538	0.1%
Tim McCauley	18,638	0.1%
All directors and executive officers, as a group (16 persons)(5)	5,895,314	20.6%
Other Stockholders:
Kayne Anderson Rudnick Investment Management, LLC(6)	4,503,964	15.7%
Wasatch Advisors Inc.(7)	1,789,567	6.3%
Virtus Investment Advisers, Inc.(8)	1,995,782	7.0%
Legion Group(9)	1,704,239	6.0%

(1)
The address for each listed director and executive officer is c/o The Chefs’ Warehouse, Inc., 100 East Ridge Road, Ridgefield, Connecticut 06877. The address of Kayne Anderson Rudnick Investment Management, LLC is 1800 Avenue of the Stars, 2nd Floor, Los Angeles, California 90067. The address of Wasatch Advisors, Inc. is 505 Wakara Way, Salt Lake City, Utah 84108. The address of Virtus Investment Advisors, Inc. is 100 Pearl Street, 9th Floor, Hartford, Connecticut 06103. The address of AllianceBernstein L.P. is 1345 Avenue of the Americas, New York, New York 10105. The address of Legion Group is 9401 Wilshire Blvd, Suite 705, Beverly Hills, California 90212.

(2)
The number of shares of common stock beneficially owned by each stockholder is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and also any shares which a person has the right to acquire within 60 days after March 19, 2018 through the vesting and/or exercise of any equity award or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of common stock listed as owned by such person.

(3)
Does not include 620,000 shares of our common stock held by an irrevocable trust for the benefit of Christopher Pappas’ children. This trust has an independent trustee and is irrevocable, and pursuant to the terms of the trust agreement no part of the trust estate may ever revert to Mr. C. Pappas, be used for Mr. C. Pappas’ benefit or be distributed in the discharge of Mr. C. Pappas’ legal obligations. Mr. C. Pappas does have the power under the trust agreement acting in a nonfiduciary capacity to acquire any assets of the trust by substituting property of an equivalent value but has no current intention to do so. Mr. C. Pappas disclaims beneficial ownership of the shares of our common stock held in the trust to the extent that he would be deemed to beneficially own such shares.

(4)
Does not include 620,000 shares of our common stock held by irrevocable trusts for the benefit of John Pappas’ children. Each of these trusts has an independent trustee and is irrevocable, and pursuant to the terms of each trust agreement no part of the trust estate may ever revert to Mr. J. Pappas, be used for Mr. J. Pappas’ benefit or be distributed in the discharge of Mr. J. Pappas’ legal obligations. Mr. J. Pappas does have the power under the trust agreements acting in a nonfiduciary capacity to acquire any assets of the trusts by substituting property of an equivalent value but has no current intention to do so. Mr. J. Pappas disclaims beneficial ownership of the shares of our common stock held in the trusts to the extent that he would be deemed to beneficially own such shares.

(5)	This group includes all of our current directors and executive officers.

(6)
Kayne Anderson Rudnick Investment Management, LLC has sole power to vote or to direct the vote of 1,702,510 shares, sole power to dispose or to direct the disposition of 1,702,510 shares, shared power to vote or direct the vote of 2,801,454 shares and shared power to dispose or direct the disposition of 2,801,454 shares. The foregoing information is based solely on a Schedule 13G/A filed by Kayne Anderson Rudnick Investment Management, LLC with the SEC on February 13, 2018.

(7)
Wasatch Advisors, Inc. has sole power to vote or to direct the vote of 1,789,567 shares and sole power to dispose or to direct the disposition of 1,789,567 shares. The foregoing information is based solely on a Schedule 13G/A filed by Wasatch Advisors, Inc. with the SEC on February 14, 2018.

(8)
Virtus Investment Advisers, Inc. has shared power to vote or to direct the vote of 2,759,200 shares, and shared power to dispose or to direct the disposition of 2,759,200 shares. The foregoing information is based solely on a Schedule 13G filed by Virtus Investment Advisers, Inc. with the SEC on May 9, 2017.

(9)
Based on the information in the Schedule 13D/A filed on January 16, 2018 by Legion Partners, L.P. I (“Legion Partners I”), Legion Partners, L.P. II (“Legion Partners II”), Legion Partners Special Opportunities, L.P. VII (“Legion Partners Special VII”), Legion Partners, LLC (“Legion Partners”), Legion Partners Asset Management, LLC (“Legion Asset Management”), Legion Partners Holdings, LLC (“Legion Holdings”), Christopher S. Kiper and Raymond White (collectively, the “Legion Group”). Legion Partners I has sole voting and dispositive power with respect to 0 shares and shared voting and dispositive power with respect to 1,429,032 shares. Legion Partners II has sole voting and dispositive power with respect to 0 shares and shared voting and dispositive power with respect to 90,731 shares. Legion Partners Special VII has sole voting and dispositive power with respect to 0 shares and shared voting and dispositive power with respect to 184,476 shares. Legion Partners, Legion Asset Management, Legion Holdings and Messrs. Kiper and White have sole voting and dispositive power with respect to 0 shares and shared voting and dispositive power with respect to 1,704,239 shares. As the general partner of Legion Partners I, Legion Partners II and Legion Partners Special VII, Legion Partners may be deemed to be the beneficial owner of the shares owned by each. Legion Asset Management, as the investment advisor of each of Legion Partners I, Legion Partners II and Legion Partners Special VII, may be deemed the beneficial owner of the shares owned by each. Legion Holdings, as the sole member of Legion Asset Management and Legion Partners, may be deemed the beneficial owner of the shares owned by Legion Partners I, Legion Partners II and Legion Partners Special VII. Each of Messrs. Kiper and White, as a managing director of Legion Asset Management and a managing member of Legion Holdings, respectively, may be deemed the beneficial owners of the shares owned by Legion Partners I, Legion Partners II and Legion Partners Special VII.

CORPORATE GOVERNANCE
Summary
We are committed to maintaining strong corporate governance practices and principles. The Board actively monitors developments relating to the corporate governance of public corporations, and the Board has consulted with our legal counsel and independent registered public accounting firm to evaluate our current corporate governance and other practices in light of these developments. We believe our policies and practices reflect corporate governance best practices and compliance with the requirements of the Sarbanes-Oxley Act of 2002, SEC rules and regulations and the Listing Rules (“NASDAQ Listing Rules”) of the NASDAQ Stock Market (“NASDAQ”). For example:

•
The Board has adopted our Corporate Governance Guidelines, which were most recently revised on February 17, 2016, and which outline the roles and responsibilities of the Board and its committees and establish policies regarding governance matters such as Board meetings and communications, performance evaluations of the Board and our chief executive officer, director stock ownership guidelines, and director orientation and continuing education;

•
A majority of the members of the Board are “independent directors” within the NASDAQ Listing Rules’ definition, and the Board makes an affirmative determination regarding the independence of each director annually;

•
All members of the Board’s standing committees—the Audit Committee, the Compensation and Human Capital Committee (which we refer to in this Proxy Statement as the “Compensation Committee”) and the Nominating and Corporate Governance Committee—are “independent directors” within the NASDAQ Listing Rules’ definition;

•	The independent members of the Board meet regularly without the presence of management;

•	We have designated an independent director to serve as our “Lead Director” to coordinate the activities of the other independent members of the Board;

•
We have a Code of Business Conduct and Ethics that applies to our principal executive officer and all members of our finance department, including our principal financial officer, principal accounting officer and controller;

•	We have an Insider Trading Policy that is applicable to all of our employees and directors and their affiliates which, among other things, prohibits hedging of Company securities by such persons;

•	The charters of the Board’s committees clearly establish their respective roles and responsibilities; and

•	The Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal controls or auditing matters.

In addition, our Corporate Governance Guidelines limit the directors serving on our Audit Committee from serving on more than three public company audit committees without the Board’s determination that such simultaneous service would not impair the ability of such member to effectively serve on the Company’s Audit Committee. Directors must notify the chairman of the Nominating and Corporate Governance Committee in advance of accepting an invitation to serve on another corporate board. Directors are also required to notify the Board when their principal occupation or business association changes, at which point the Board will evaluate the propriety of continued Board service.

We maintain a corporate governance page on our website that includes key information about our corporate governance initiatives. The corporate governance page can be found at www.chefswarehouse.com, by clicking on “Investors,” and then clicking on “Corporate Governance.” Copies of our Corporate Governance Guidelines, our Insider Trading Policy and the charters for each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee can be found on the corporate governance page of our website. We have also adopted a Code of Business Conduct and Ethics (“Code of Ethics”) that applies to all of our employees, including our principal executive officer, principal financial officer, principal accounting officer and controller. Our Code of Ethics is publicly available on the corporate governance page of our website (www.chefswarehouse.com) and can be found by clicking on “Investors,” and then clicking on “Corporate Governance.” Our Code of Ethics is also available free of charge by writing to The Chefs’ Warehouse, Inc., 100 East Ridge Road, Ridgefield, Connecticut 06877, Attn: Investor Relations. If we make any substantive amendments to the Code of Ethics or grant any waiver, including any implicit waiver, from a provision of the Code of Ethics to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, we intend to make any legally required disclosures regarding such amendments or waivers on the Investor Relations section of our website (www.chefswarehouse.com). Information contained on our website is not incorporated by reference into this proxy statement or considered to be part of this document.
Director Independence
Our Corporate Governance Guidelines require a majority of the members of the Board to be “independent directors” as such term is defined in the NASDAQ Listing Rules. The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that nine of its eleven members nominated for election at the Annual Meeting are independent. Our nine independent directors are Christina Carroll, Dominick Cerbone, John A. Couri, Joseph Cugine, Steven F. Goldstone, Alan Guarino, Stephen Hanson, Katherine Oliver and David E. Schreibman. Christopher Pappas and John Pappas are our employees; therefore, Mr. C. Pappas and Mr. J. Pappas are not independent directors.
Our Corporate Governance Guidelines and the charter for each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee require all members of these committees to be “independent” within the meaning of the SEC’s rules and regulations and the NASDAQ Listing Rules. The charter of the Audit Committee also requires each of its members to meet the definition of independence under Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the SEC’s rules thereunder. The charter of the Compensation Committee requires each of its members to be a non-employee director within the meaning of Rule 16b-3 under the Exchange Act and an outside director within the meaning of Section 162(m) of the Internal Revenue Code, as amended (the “Code”).
Lead Director
The Board has created the position of Lead Director. Dominick Cerbone, chairman of the Audit Committee, currently serves as the Lead Director. As of the Annual Meeting, pending his re-election to the Board, Mr. Cerbone shall continue serve as the Lead Director. In accordance with our Corporate Governance Guidelines, the Lead Director must be “independent” within the meaning of the SEC’s rules and regulations and the NASDAQ Listing Rules. The Lead Director is responsible for coordinating the activities of the other independent directors and for performing such other duties and responsibilities as the Board may determine from time to time, including the following:

•	Serving as a liaison between Christopher Pappas, our chief executive officer and chairman of the Board, and the independent directors of the Board;

•	Advising the chairman of the Board as to an appropriate schedule of and agenda for the Board’s meetings and ensuring the Board’s input into the agenda for the Board’s meetings;

•
Advising the chief executive officer as to the quality, quantity and timeliness of the information submitted by the Company’s management that is necessary or appropriate for the independent directors to effectively and responsibly perform their duties;

•	Assisting the Board, the Nominating and Corporate Governance Committee and our officers in better ensuring compliance with and implementation of our corporate governance principles; and

•
Serving as the chairman for executive sessions of the Board’s independent directors and acting as chairman of the Board’s regular and special meetings when the chairman of the Board is unable to preside.

Certain Relationships and Related Transactions
Review and Approval of Related Person Transactions

The Board recognizes that transactions or relationships with us and our subsidiaries and our directors, director nominees, executive officers and greater than 5% beneficial owners of our common stock, and the immediate family members of each of the foregoing, may involve potential conflicts of interest. As a result, the Board adopted a written Related Party Transaction Policy (the “Policy”) requiring the prior approval of the Audit Committee before a related party may enter into a transaction or relationship in which we or a subsidiary of ours is a participant and the related party would have a direct or indirect interest, unless such transaction involves less than $120,000. Under the Policy, any proposed related party transactions are reviewed at the regularly scheduled meetings of the Audit Committee. Additionally, ongoing relationships are periodically reviewed and assessed to determine whether, based on all relevant facts, information and circumstances (including our and our subsidiaries’ contractual obligations), the related party transaction remains appropriate or should otherwise be modified or terminated. Any member of the Audit Committee who is a related party with respect to a transaction under review will not be able to vote on the approval or ratification of the transaction; however, the director shall provide all material information and may, if so requested by the chairman of the Audit Committee, participate in some or all of the Audit Committee’s discussions concerning the related party transaction. We require that any related party transaction must be on terms no less favorable to us than could be obtained from unaffiliated third parties. As required under SEC regulations, those transactions or series of similar transactions to which we or a subsidiary of ours is or will be a participant in which the amount involved exceeded or will exceed $120,000 and in which any related person had or will have a direct or indirect material interest is disclosed in this proxy statement if required to so be disclosed by SEC regulations.

Other than the transactions described below and the arrangements described under “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis,” since December 27, 2014, there has not been, and there is not currently proposed, any transaction or series of similar transactions required to be disclosed by SEC regulations to which we or any of our subsidiaries were or will be a participant in which the amount involved exceeded or will exceed $120,000 and in which any related person had or will have a direct or indirect material interest.

Transactions with Related Persons

Warehouse and Office Leases

The Company leases three warehouse facilities from related parties. The first facility is owned by entities owned 100% by Christopher Pappas, the Company’s chairman, president and chief executive officer, John Pappas, the Company’s vice chairman and one of its directors, and Dean Facatselis, a former non-employee director of the Company and the brother-in-law of Messrs. C. Pappas and J. Pappas, and is deemed to be an affiliate of these individuals. Expense related to the above facility was $508,777 for fiscal 2017.

With the acquisition of Del Monte, the Company acquired two warehouse facilities that the Company leases from certain prior owners of Del Monte. Three of the owners are former employees, one of whom, John DeBenedetti, served on the Company’s Board in fiscal 2017. The first property is located in American Canyon, CA and is owned by TJ Management Co. LLC, an entity owned 50% by John DeBenedetti and 50% by Theresa Lincoln, John DeBenedetti’s sister. The Company paid rent on this facility totaling $218,997 for fiscal 2017. The second property is located in West Sacramento, CA and is owned by David DeBenedetti and Victoria DeBenedetti, the parents of John DeBenedetti. The Company paid rent on this facility totaling $234,433 for fiscal 2017. Mr. J. DeBenedetti, Ms.V. DeBenedetti and Ms. Lincoln were former employees of a subsidiary of the Company.

Employment of Family Members

Mr. C. Pappas's brother, John Pappas, is one of the Company's employees and a member of the Company's Board of Directors. The Company paid him approximately $592,500 during fiscal 2017. Mr J. Pappas did no receive any compensation in fiscal 2017 for his service on the Company's Board.

Mr. J. Pappas’s brother-in-law, Constantine Papataros, is one of the Company’s employees. The Company paid him approximately $187,509 during fiscal 2017.

Mr. J. DeBenedetti’s domestic partner, Tara Brennan, is one of the Company’s former employees. The Company paid her approximately $180,000 during fiscal 2017.

The compensation paid to Constantine Papataros and Tara Brennan during fiscal 2017 was consistent with that of other employees at the same level.

Transactions with Directors or Entities Affiliated with Directors

During fiscal 2017, Crispo, a New York City-based restaurant, purchased approximately $120,522 worth of products from the Company and its subsidiaries. Each of Mr. C. Pappas and Mr. J. Pappas owns 8.33% of Faylow Corp., which operates Crispo, which is a customer of the Company and its subsidiaries. Mr. C. Pappas and Mr. J. Pappas have no other interest in the restaurant other than these equity interests and are not involved in the day-to-day operation or management of this restaurant.

During fiscal 2017, the Company paid $137,025 to Architexture Studios, Inc., a third-party entity, for the purchase of furniture and leasehold improvements as well as interior decorating and design services primarily for our Ridgefield and San Francisco facilities. This entity is owned by Julie Hardridge, the sister-in-law of Mr. C. Pappas.

During fiscal 2017, the Company purchased approximately $1,713,308 worth of products from Old World Provisions, Inc. Mr. J. DeBenedetti and Ms. Lincoln, indirectly through TJ Investments, LLC, own a 16.67% ownership interest in Old World Provisions, Inc., which supplies products to the Company following the Del Monte acquisition. Neither Mr. J. DeBenedetti nor Ms. Lincoln is involved in the day-to-day management of Old World Provisions, Inc.

During fiscal 2017, the Company purchased approximately $700,887 worth of products from ConAgra Foods, Inc. The Company purchases products from ConAgra Foods, Inc. of which Mr. Goldstone, a director of the Company, is the non-executive chairman.

Board Leadership Structure
The Board currently combines the roles of chairman of the Board and chief executive officer. Our Corporate Governance Guidelines do not require the chairman of the Board to be independent and do not specify whether the positions of chairman of the Board and chief executive officer must be separated. Considering the Company’s successful performance over extended periods under Mr. C. Pappas’ leadership, the Board believes that the Company benefits from Mr. C. Pappas’ services in both roles. Mr. C. Pappas has served as our chief executive officer since 1985. The Board believes Mr. C. Pappas to be the most qualified to serve as our chairman because he is the director most familiar with the Company’s business and the foodservice distribution industry and as a result is best suited to effectively identify strategic priorities and lead the discussion and execution of strategy. The Board believes the combined position of chairman and chief executive officer promotes a unified direction and leadership for the Board and gives a single, clear focus for the chain of command for our organization, strategy and business plans. In addition, the Board believes that the combined position of chairman and chief executive officer is better positioned to act as a bridge between management and the Board, facilitating the regular flow of information.
As discussed above, the Board also maintains an independent Lead Director. Mr. Cerbone currently serves as our Lead Director. We believe it is important to have a Lead Director to establish a system of checks and balances between the independent directors of the Board and Mr. C. Pappas. The Lead Director provides leadership to the Board to ensure it operates in an independent, cohesive manner. The Board believes that having a Lead Director vested with key duties and responsibilities (as discussed above) and the Board’s standing committees comprised of and chaired by independent directors (as discussed below) provides a formal structure for strong independent oversight of our management team. As of the Annual Meeting, pending his re-election to the Board, Mr. Cerbone, chairman of the Audit Committee, shall continue to serve as the Lead Director.
Risk Oversight
The Board has overall responsibility for risk oversight. The Board oversees risk management with a focus on our primary areas of risk: risk related to our business strategy, financial risk, legal/compliance risk and operational risk. Our president and chief executive officer and each of our other executive officers are responsible for managing risk in their respective areas of authority and expertise, identifying key risks to the Board and explaining to the Board how those risks are being addressed.
Certain standing committees of the Board also have responsibility for risk oversight. The Audit Committee focuses on financial risk, including fraud risk and risks relating to our internal controls over financial reporting. The Compensation Committee addresses risks relating to our executive compensation strategies and is tasked with monitoring our executive compensation program to ensure that it does not encourage our executive officers to take unnecessary and excessive risks. The Board receives regular reports from the chairs of the Audit Committee and Compensation Committee regarding these committees’ risk management efforts and receives reports and other meeting materials provided to each of the committees. In addition, we have established a Disclosure Committee which consists of our executive officers and assists the Board in fulfilling its oversight responsibility with respect to regulatory compliance and receives regular reports from our general counsel and other employees responsible for our regulatory compliance. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk. We believe the division of risk management responsibilities described above is an effective approach for addressing the risks we face.
Compensation Risk
Our Compensation Committee is comprised solely of independent directors and is principally responsible for establishing, overseeing and administering our compensation plans and policies for our executive officers, including our equity incentive plans. Our Compensation Committee is also responsible for overseeing risks related to our compensation programs and practices. Our Compensation Committee has assessed the risk associated with our compensation policies and practices for our employees and determined that the risks associated with such policies and practices are not reasonably likely to have a material adverse effect on us. Our Compensation Committee utilizes compensation practices that it believes discourage our employees from excessive risk-taking that could be reasonably likely to have a materially adverse effect on us, including the following:

•	The base salary component of compensation does not encourage risk-taking because it is a fixed amount.

•	We have a combination of both short-term and long-term elements of executive compensation.

•
The equity awards granted to our employees following our IPO were granted in the form of either time-based vesting restricted stock which vests pro-rata over a period of one to five years or performance-based vesting restricted stock which vests over three to four years if we achieve certain performance targets. In addition, in fiscal 2016, we made awards of price-based stock options that will vest only if our stockholders experience significant growth in our share price following the grant date. The time-based vesting structure discourages short-term risk-taking at the expense of long-term stockholder value and a performance-based award can be earned only upon the achievement of challenging corporate or share price goals selected to motivate executives to achieve our corporate objectives and enhance stockholder value.

•
Our chief executive officer and vice chairman maintain a significant ownership interest in our company, which closely aligns their interests with our stockholders’ interests and dis-incentivizes them from engaging in, or encouraging our other executive officers to engage in, unreasonable or excessive risk-taking.

•	We have instituted a clawback, or recoupment, policy on awards granted under our annual incentive cash compensation program.

•
A majority of the awards to executives under the Company’s annual incentive cash compensation program are based on the achievement of at least two objective performance measures, thus diversifying the risk associated with any single indicator of performance.

•
Assuming achievement of a threshold level of performance, payouts under our annual incentive cash compensation program result in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach, which could encourage excessive risk-taking.

•	Our Compensation Committee determines achievement levels under the Company’s annual incentive cash compensation plan after reviewing Company and executive performance.

•	Our Compensation Committee is being advised by an independent compensation consultant who also reviews the results of our annual analysis and assessment of our compensation programs.

Nomination of Directors
The Nominating and Corporate Governance Committee reviews the qualifications of every person recommended as a nominee to the Board to determine whether the recommended nominees are qualified to serve on the Board. The Nominating and Corporate Governance Committee has adopted qualitative standards by which it determines if nominees are qualified to serve on the Board. The Nominating and Corporate Governance Committee evaluates recommended nominees in accordance with the following criteria:

•
Personal characteristics. The Nominating and Corporate Governance Committee considers the personal characteristics of each nominee, including the nominee’s integrity, accountability, ability to make informed judgments, financial literacy, professionalism and willingness to meaningfully contribute to the Board (including by possessing the ability to communicate persuasively and address difficult issues). In addition, the Nominating and Corporate Governance Committee evaluates whether the nominee’s previous experience reflects a willingness to establish and meet high standards of performance, both for him or herself and for others.

•
Core Competencies. The Nominating and Corporate Governance Committee considers whether the nominee’s knowledge and experience would contribute to the Board’s achievement of certain core competencies. The Nominating and Corporate Governance Committee believes that the Board, as a whole, should possess competencies in accounting and finance, business judgment, management best practices, crisis response, industry knowledge, leadership, strategy and vision.

•	Board Independence. The Nominating and Corporate Governance Committee considers whether the nominee would qualify as an “independent director” under the NASDAQ Listing Rules.

•
Director Commitment. The Nominating and Corporate Governance Committee expects that each of our directors will prepare for and actively participate in meetings of the Board and its committees, provide advice and counsel to our management, develop a broad knowledge of our business and industry and, with respect to an incumbent director, maintain the expertise that led the Nominating and Corporate Governance Committee to initially select the director as a nominee. The Nominating and Corporate Governance Committee evaluates each nominee on his or her ability to provide this level of commitment if elected to the Board.

•
Additional Considerations. Each nominee is also evaluated based on the overall needs of the Board and the diversity of experience he or she can bring to the Board, whether in terms of specialized knowledge, skills or expertise. Although we do not have a formal policy with regard to the consideration of diversity in identifying director nominees, the Nominating and Corporate Governance Committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills and expertise to oversee the Company’s businesses.

Following this evaluation, the Nominating and Corporate Governance Committee will make recommendations for membership on the Board and review such recommendations with the Board, which will decide whether to invite the candidate to be a nominee for election to the Board.

Director Nominees Recommended by Stockholders
The Nominating and Corporate Governance Committee evaluates nominees recommended by stockholders on the same basis as nominees recommended by any other sources, including making a determination whether the candidate is qualified to serve on the Board based on the qualitative standards described above. To be considered by the Nominating and Corporate Governance Committee, a stockholder who wishes to recommend a director nominee must deliver or send by first class U.S. mail a written notice addressed to Alexandros Aldous, General Counsel, Corporate Secretary and Chief Government Relations Officer, The Chefs’ Warehouse, Inc., 100 East Ridge Road, Ridgefield, Connecticut 06877. The written notice must be received by our corporate secretary not less than 90 days nor more than 120 days prior to the date of the annual meeting; provided, however, that in the event the annual meeting is scheduled to be held on a date more than 30 days prior to or delayed by more than 60 days after the anniversary date of the last annual meeting of stockholders, notice by the stockholder in order to be timely must be so received not later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was first made.
The notice to our corporate secretary must include the information specified in our bylaws, including the following: (a) as to each proposed nominee (i) the name, age, business address and, if known, residence address of each such nominee, (ii) the principal occupation or employment of each such nominee, (iii) the class or series and number of our shares which are owned beneficially or of record by each such nominee, (iv) any other information concerning the nominee that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to be named as a nominee and to serve as a director if elected), and (v) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under the SEC’s Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and (b) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made (i) the name and record address of such stockholder, as it appears on the Company’s books, and of such beneficial owner, if applicable, and of their respective affiliates or associates or others acting in concert therewith, (ii)(A) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder and such beneficial owner, as applicable, and their respective affiliates or associates or others acting in concert therewith, (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value of any class or series of shares of the Company, any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Company, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Company, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Company, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the Company, through the delivery of cash or other property, or otherwise, and without regard of whether the stockholder of record, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith, may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company (any of the foregoing, a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right to vote any class or series of shares of the Company, (D) any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving such stockholder, directly or indirectly, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the Company by, manage the risk of share price changes for, or increase or decrease the voting power of, such stockholder with respect to any class or series of the shares of the Company, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares of the Company (any of the foregoing, a “Short Interest”), (E) any rights to dividends on the shares of the Company owned beneficially by such stockholder that are separated or separable from the underlying shares of the Company, (F) any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership, (G) any performance-related fees (other than an asset-based fee) that such stockholder is entitled to based on any increase or decrease in the value of shares of the Company or Derivative Instruments, if any, including without limitation any such interests held by members of such stockholder’s immediate family sharing the same household, (H) any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Company held by such stockholder, and (I) any direct or indirect interest of such stockholder in any contract with the Company, any affiliate of the Company or any principal competitor of the Company (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (iii) a description of all arrangements or understandings between such stockholder and/or beneficial owner, if applicable, and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the SEC’s Regulation 14A under the Exchange Act. We may require any proposed nominee to furnish such other information as may be reasonably required by the Nominating and Corporate Governance Committee to determine the eligibility of such proposed nominee to serve as a member of the Board.
Board Meetings
During fiscal 2017, the Board met eight (8) times, four (4) times in person and four (4) times telephonically. Following all four of the in-person meetings of the Board, the independent directors met in executive session without the presence of management. All directors attended at least 75% of the aggregate meetings of the Board and of the committees on which they served in fiscal 2017. We encourage each member of the Board to attend our annual meetings of stockholders. All of the members of our Board at the time of our 2017 annual meeting of stockholders attended the 2017 annual meeting of stockholders, either in person or via internet participation.

Committees of the Board of Directors
The Board currently has a Compensation Committee, an Audit Committee and a Nominating and Corporate Governance Committee. Upon recommendation of the Nominating and Corporate Governance Committee, the full Board appoints members of each of those committees and designates the chairperson of each of those committees.
Compensation Committee. The Compensation Committee evaluates and establishes the compensation of our executive officers. The Compensation Committee also establishes or approves all policies and procedures related to our incentive compensation programs, approves compensation levels and opportunities for CEO and other executive officers, administers our incentive plans, including our 2011 Incentive Plan and annual cash incentive compensation plans, oversees programs designed to promote equal opportunity and diversity and makes recommendations to the full Board regarding long-term leadership succession. For a description of the role of the Compensation Committee, its consultants and management in setting compensation, please see “EXECUTIVE COMPENSATION-Compensation Discussion and Analysis.” The Compensation Committee also approves our compensation discussion and analysis included in our annual proxy statements.
The agenda for meetings of the Compensation Committee is determined by its chairman with the assistance of our chief executive officer, general counsel and chief human resources officer. Compensation Committee meetings are regularly attended by the chief executive officer and chairman of the Board, general counsel and chief human resources officer (except during deliberations and voting regarding such named executive officers’ compensation). The chairman of the Compensation Committee reports the Compensation Committee’s recommendations on executive compensation to the Board. Independent advisors and the Company’s finance, human resources and legal departments support the Compensation Committee in its duties and may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The Compensation Committee has authority under its charter to retain, approve fees for and terminate advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities.
The Compensation Committee’s charter is available on our website, www.chefswarehouse.com, by clicking on “Investors,” then clicking on “Corporate Governance,” then clicking on “Overview,” and then clicking on “Compensation and Human Capital Committee Charter.” The Compensation Committee held seven (7) meetings during fiscal 2017. The current members of the Compensation Committee are Mr. Guarino (chairman), Mr. Cerbone, Mr. Couri, Mr. Cugine, Ms. Oliver and Mr. Schreibman, each of whom is an independent director.
Audit Committee. The Audit Committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee is responsible for overseeing management’s maintenance of the reliability and integrity of our accounting policies and financial reporting and our disclosure practices; overseeing management’s establishment and maintenance of processes to assure that an adequate system of internal control is functioning and to assure our compliance with all applicable laws, regulations and corporate policies; reviewing the performance of our independent registered public accounting firm; and making decisions regarding the appointment or termination of our independent registered public accounting firm and considering and approving any non-audit services proposed to be performed by the independent registered public accounting firm. Among the Audit Committee’s duties are review of the results and scope of the audit and other services provided by our independent registered public accounting firm.
The Audit Committee’s charter is available on our website, www.chefswarehouse.com, by clicking on “Investors,” then clicking on “Corporate Governance,” then clicking on “Overview,” and then clicking on “Audit Committee Charter.”

The Audit Committee held eight (8) meetings during fiscal 2017. The current members of the Audit Committee are Mr. Cerbone (chairman), Ms. Carroll, Mr. Cugine and Mr. Hanson, each of whom is an independent director. The Board has determined that Ms. Carroll and Mr. Cerbone, each of whom is an “independent director” as such term is defined in the NASDAQ Listing Rules, are also “audit committee financial experts” as defined by the rules and regulations of the SEC. For more information regarding the qualifications and experience of Ms. Carroll and Mr. Cerbone, see “Proposal 1 - Election of Directors - Directors and Nominees for Director” on page 16 of this proxy statement.
Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee of the Board is responsible for developing, reviewing and recommending to the Board for adoption our Corporate Governance Guidelines; identifying and nominating candidates for election to the Board; assessing and making recommendations to the Board regarding the size and composition of the Board and the size, composition, scope of authority, responsibilities and reporting obligations of each of the Board’s committees; assisting the Board in conducting performance reviews of the Board and its committees; and formulating and assessing our senior management succession plans with our chief executive officer and chairman of the Board. For additional information regarding the director nomination process undertaken by the Nominating and Corporate Governance Committee, see “CORPORATE GOVERNANCE-Nomination of Directors.”
The Nominating and Corporate Governance Committee’s charter is available on our website, www.chefswarehouse.com, by clicking on “Investors,” then clicking on “Corporate Governance,” then clicking on “Overview,” and then clicking on “Nominating and Corporate Governance Committee Charter.” The Nominating and Corporate Governance Committee held four (4) meetings during fiscal 2017. The current members of the Nominating and Corporate Governance Committee are Mr. Couri (chairman), Ms. Carroll, Mr. Goldstone, Mr. Guarino, Mr. Hanson and Ms. Oliver, each of whom is an independent director.
Compensation Committee Interlocks and Insider Participation
The current members of our Compensation Committee are Messrs. Guarino, Cerbone, Couri, Cugine and Schreibman as well as Ms. Oliver. All members of the Compensation Committee are “independent directors” within the meaning of the NASDAQ Listing Rules and no member is an employee or former employee of the Company. During fiscal 2017, no member of the Compensation Committee had any relationship requiring disclosure under the section “CORPORATE GOVERNANCE-Certain Relationships and Related Transactions.” None of our executive officers served during fiscal 2017 as a member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director on the Board or as a member of the Compensation Committee. None of our executive officers served during fiscal 2017 as a director of any other entity, one of whose executive officers served as a director on the Board or as a member of the Compensation Committee.
Communication with the Board of Directors
Our stockholders may communicate directly with the Board. All communications should be in written form and directed to Alexandros Aldous, General Counsel, Corporate Secretary and Chief Government Relations Officer, The Chefs’ Warehouse, Inc., 100 East Ridge Road, Ridgefield, Connecticut 06877. Communications should be enclosed in a sealed envelope that prominently indicates that it is intended for the Board. Each communication intended for the Board and received by the corporate secretary that is related to our operations and is relevant to a specific director’s service on the Board will, following its clearance through normal review and appropriate security procedures, be forwarded to our independent lead director for review and approval and then, upon approval, to the specified party.

PROPOSAL 1—ELECTION OF DIRECTORS
Directors and Nominees for Director
Currently, the Board is comprised of twelve directors, all of whom are elected annually. The term of each current director will expire at the Annual Meeting. Each of Ms. Carroll, Mr. Cerbone, Mr. Couri, Mr. Cugine, Mr. Goldstone, Mr. Guarino, Mr. Hanson, Ms. Oliver, Mr. C. Pappas, Mr. J. Pappas and Mr. Schreibman has been nominated to stand for re-election as a director at the Annual Meeting to hold office until the next annual meeting of stockholders to be held in 2019 and until his or her successor is elected and qualified. Each nominee has indicated his willingness to serve, if elected. If any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee. We have no reason to believe any of the nominees will be unable to serve if elected.

We have described below information concerning the business experience and qualifications of each of our incumbent directors.

The Board unanimously recommends that stockholders vote “FOR” each of the director nominees. Proxies received by the Board will be voted “FOR” each of the nominees unless a contrary choice is specified in the proxy.

The following is certain information regarding each of the director nominees:

Christopher Pappas, age 57, is our founder and has served as our chief executive officer since 1985 and has been a director on our Board and our Board chairman since our IPO, and he also served as a director and the chairman of the board of our predecessor company, Chefs’ Warehouse Holdings, LLC. He has been our president since April 11, 2009 and before that was our president from our formation to January 1, 2007. Prior to founding our company, Mr. C. Pappas played basketball professionally in Europe for several years following his graduation from Adelphi University in 1981 with a Bachelor of Arts degree in Business Administration. Mr. C. Pappas currently oversees all of our business activities, with a focus on product procurement, sales, marketing, strategy development, business development and operations. Mr. C. Pappas currently serves on the board of the International Foodservice Distributors Association. Mr. C. Pappas’ qualifications to serve on our Board include his extensive knowledge of our company and the specialty food products distribution business and his years of leadership at the Company.
John Pappas, age 53, is a founder of our company and currently serves as our vice chairman, a position he has held since March 1, 2011. From our founding in 1985 to March 1, 2011, he served as our chief operating officer. Mr. J. Pappas has been a director on our Board since our IPO, and he also served as a director on the board of our predecessor company, Chefs’ Warehouse Holdings, LLC. He has over 25 years of experience in logistics, facility management and global procurement and oversees our network of distribution centers in North America. Mr. J. Pappas is also active in the development of our corporate strategy. Mr. J. Pappas’ qualifications to serve on our Board include his extensive knowledge of our company and the specialty food products distribution industry and his years of leadership at the Company.
Christina Carroll, age 52, has been a director on our Board since February 16, 2018. Ms. Carroll brings over 30 years of financial and accounting experience as well as deep experience in M&A transactions. Since 2012 to present, Ms. Carroll has been a managing director at Stout Risius Ross, LLC (“Stout”) where she has been responsible for originating and executing valuations, fairness opinions and other transaction related financial advisory services across industries. Prior to Stout, Ms. Carroll was a director of financial advisory services at Houlihan Lokey, Inc. She also previously held managerial positions at Ernst & Young LLP (“Ernst & Young”), including a partner in valuation and transaction advisory services. Ms. Carroll has over 9 years of board experience at the Los Angeles Regional Foodbank where she served on its audit committee and finance committee. Ms. Carroll is a Chartered Financial Analyst and qualifies as an “audit committee financial expert,” as such term is defined in the rules and regulations of the SEC, for our Audit Committee. Ms. Carroll’s qualifications to serve on our Board include her extensive background and experience in finance, accounting, and mergers and acquisitions transactions.
Dominick Cerbone, age 72, has been a director on our Board since May 24, 2012. Mr. Cerbone brings over 40 years of financial and accounting experience, which have all been spent at Ernst & Young. Most recently, he was a senior partner and consultant of the national office of Ernst & Young from 2006 to 2008. Prior to that position, Mr. Cerbone was a senior partner of transaction advisory services for Ernst & Young from 1990 to 2005, where he was responsible for structuring, negotiating, facilitating and integrating business transactions involving global public and private entities in numerous diversified industries. Other positions held at Ernst & Young include cross-border market leader of the transaction advisory services department, a partner of the audit practice and managing partner of the Stamford, Connecticut office. Mr.

Cerbone is a certified public accountant and a member of the American Institute of Certified Public Accountants and the Connecticut Society of Certified Public Accountants. Mr. Cerbone holds a Bachelor of Business Administration degree, with a major in Accounting, from Iona College. Mr. Cerbone’s qualifications to serve on our Board include his extensive background and experience in accounting. Furthermore, he qualifies as an “audit committee financial expert,” as such term is defined in the rules and regulations of the SEC, for our Audit Committee.
John A. Couri, age 75, has been a director on our Board since our IPO, and he also served as a director on the board of our predecessor company, Chefs’ Warehouse Holdings, LLC. Mr. Couri is the president of Couri Foundation, Inc., which was founded in 1988 to operate youth programs for underprivileged children; the president of the Hammond Street Senior Center Foundation, Inc., which operates a senior center in Bangor, Maine; and the president of Founders Hall Foundation, Inc., which is a donor-supported education and recreation center for senior citizens in the Ridgefield, Connecticut area. In 1983, Mr. Couri co-founded Duty Free International (DFI), a New York Stock Exchange-listed public company, now Duty Free Americas, and served as president and chief executive officer of that company until it was sold to BAA in 1997. Mr. Couri served as a member of the Listed Company Advisory Board of the New York Stock Exchange from January 1993 to December 1995 and served as chairman of the Board of Trustees of Syracuse University from May 2004 to May 2008. Mr. Couri holds a Bachelor of Arts degree in Economics, with a minor in Business, from Syracuse University and received an honorary doctorate degree from Syracuse University in 2008. Mr. Couri’s qualifications to serve on our Board include his experiences as having been a founder, president and chief executive officer of a publicly-traded company, his expertise involving listed companies and his understanding of corporate finance matters.
Joseph Cugine, age 56, has been a director on our Board since September 7, 2012. He is currently the president of BarFresh Food Group, Inc. (“BarFresh”), a publicly-traded manufacturer of pre-packaged all natural blended beverages; the owner of Cugine Foods, which owns restaurant franchises in New York; and co-founder and partner of a multi-unit restaurant and real estate holding company in New Jersey. Previously, Mr. Cugine was the president and co-owner of Argo Tea, a retail and wholesale tea company based in Chicago, from 2011-2014 and, prior to that, was chief customer officer and senior vice president of PepsiCo Foodservice division from 2004-2010. Prior to that role he held a series of general manager and sales leadership roles throughout PepsiCo and Procter & Gamble. Mr. Cugine serves as a member of the board of directors of BarFresh, R4 Technology, Inc. and the Ridgefield Playhouse in Ridgefield, Connecticut. Mr. Cugine’s qualifications to serve on our Board include his more than 25 years of experience in the food distribution industry, as well as his general business and investing background.
Steven F. Goldstone, age 71, has been a director on our Board since March 7, 2016. Mr. Goldstone is non-executive chairman of ConAgra Foods, Inc. one of the largest manufacturers of packaged food products in the US, as well as Greenhill & Co. He has been a director of two other New York Stock Exchange firms, American Standard Companies and Merck & Company, Inc. From 1995 to 2000, Mr. Goldstone was chairman and chief executive officer of RJR Nabisco, Inc. one of the world’s largest consumer product companies. Prior to joining RJR Nabisco, Inc., Mr. Goldstone was a partner in the New York City law firm of Davis Polk & Wardwell (“Davis Polk”). As a Davis Polk partner from 1978 to 1995, Mr. Goldstone advised corporate clients on many of the largest national and international mergers and acquisitions transactions and securities matters of the day. Mr. Goldstone currently manages Silver Spring Group, a private investment firm. Mr. Goldstone is a graduate of the University of Pennsylvania, and attended New York University School of Law. Mr. Goldstone’s qualifications to serve on our Board include his more than 30 years of experience in leadership positions, his knowledge of the food industry, and his corporate governance expertise.
Alan Guarino, age 57, has been a director on our Board since November 7, 2012. Mr. Guarino brings over 24 years of global recruiting and talent management experience to our Board. Currently, Mr. Guarino is the vice chairman of Global Financial Markets at Korn/Ferry International after having served as the global sector leader of FinTech, Electronic Trading, and Transaction Services at Korn/Ferry International from 2007 until April 2012. He also serves as a senior partner in the Board Services and CEO practice of Korn/Ferry International. In 1993, Mr. Guarino launched the start-up company Cornell International that grew into a top ranked firm engaged in retained executive search and strategic human resource consulting on Wall Street and was sold to Adecco in March of 2007. Prior to that role, he served as chief operating officer of Career Directions, a regional staffing firm; as a department head in Global Securities Processing at The Bank of New York; and as a captain in the U.S. Army. From October 2014 through September 23, 2015, Mr. Guarino served on the board of directors of Liquid Holdings Group, Inc., a publicly-traded company which provides proprietary cloud-based trading and portfolio management solutions. During his term, Mr. Guarino also served as a member of that company’s compensation committee. Mr. Guarino’s qualifications to serve on our Board include his extensive knowledge of human resources, compensation matters and organizational development.

Stephen Hanson, age 67, has been a director on our Board since July 27, 2011. He was the founder of B.R. Guest Restaurants, a New York multi-concept operator that began with one restaurant in 1987 and has since expanded to over 20 properties in New York City, Las Vegas and Florida. Mr. Hanson was also the president of B.R. Guest Restaurants until his retirement in December 2013. Mr. Hanson is an investor in the Life Hotel and is the owner of Henry at Life Hotel and Gibson + Luce Speakeasy Bar. Mr. Hanson is a member of the Department of Consumer Affairs’ Consumers Council for New York City, a position he has held since January 2011. Mr. Hanson also sits on the board of directors for Publicolor, a not-for-profit organization that uses color, collaboration, design and the painting process to empower students to transform themselves, their schools and their communities. Mr. Hanson earned a business degree from New York University’s Stern School of Business in 1976. Mr. Hanson’s qualifications to serve on our Board include his more than 20 years of experience in the restaurant industry, as well as his general business and investing background.
Katherine Oliver, age 54, has been a director on our Board since November 3, 2015. Ms. Oliver brings over 25 years of media and entertainment experience to her appointment. She is known for her innovative branding strategies, business development expertise, creativity, and an unparalleled understanding and commitment to customer service. Ms. Oliver is a founding Principal at the global philanthropic consulting firm Bloomberg Associates, which was established by former New York City Mayor Michael Bloomberg to help improve the lives of citizens in cities around the world. Ms. Oliver oversees the media and technology portfolio, advising mayors and international civic leaders on economic development and public communications strategies and helping them harness the power of media and technology to improve government services. Ms. Oliver also advises a diverse range of corporate, cultural and non-profit organizations, including Bloomberg L.P., on cutting-edge content creation and marketing strategies. Ms. Oliver also sits on the board of directors for 1-800-Flowers.com, Inc. From 2002 to 2013, Ms. Oliver served under Mayor Bloomberg as New York City’s Commissioner of Media & Entertainment Media & Entertainment. During her tenure, New York’s media and entertainment industry saw its strongest growth in history, supporting 130,000 jobs and generating direct spending of $7.1 billion annually. Prior to her appointment as Commissioner, Ms. Oliver was the General Manager of Bloomberg Radio & Television. Ms. Olivers’ qualifications to serve on our Board include her extensive knowledge of branding, content creation and marketing strategy.
David E. Schreibman, age 50, has been a director on our Board since February 16, 2018. Mr. Schreibman brings over a decade of extensive business experience in the food industry. Mr. Schreibman currently provides consulting services to Walgreens Boots Alliance where he is responsible for all aspects of the integration and operations of the acquired Rite Aid stores. Prior to his current position, Mr. Schreibman held various leadership roles at US Foods, Inc., one of the largest foodservice distributors in America, including executive vice president of strategy and senior vice president of business development. Prior to US Foods, Inc., Mr. Schreibman served as the vice president, secretary and general counsel of Specialty Foods Corporation. From 1995 to 1998, Mr. Schreibman was the chief counsel of mergers and acquisitions for Sara Lee Corporation, accountable for the legal aspects of mergers, acquisitions and joint ventures on a worldwide basis. Mr. Schreibman began his career as a corporate associate with Sidley Austin LLP in Chicago. In addition, Mr. Schreibman previously served for several years on the board of the International Foodservice Distributors Association. Mr. Schreibman’s qualifications to serve on our Board include his extensive knowledge of the specialty food products distribution business and mergers and acquisitions transactions.
Vote Required
An affirmative vote of a majority of the shares represented at the Annual Meeting in person (including by webcast) or by properly executed proxy and entitled to vote on Proposal 1 is required to approve the election of each of the nominees for election as a director. Abstentions and broker non-votes will have no effect on Proposal 1 because they are not considered votes cast. If no voting specification is made on a properly returned or voted proxy card, the proxy card will vote FOR Christina Carroll, Dominick Cerbone, John A. Couri, Joseph Cugine, Steven F. Goldstone, Alan Guarino, Stephen Hanson, Katherine Oliver, Christopher Pappas, John Pappas and David E. Schreibman as directors to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview
This compensation discussion and analysis discusses the objectives and elements of our compensation programs and the compensation awarded to our named executive officers in fiscal 2017. This information should be read in conjunction with the Summary Compensation Table and the related tables and narratives that follow this compensation discussion and analysis. For fiscal 2017, the following individuals were our named executive officers:

•	Christopher Pappas, our chairman, president and chief executive officer;

•	John Pappas, our vice chairman;

•	John Austin, who served as our chief financial officer and assistant corporate secretary until November 10, 2017;

•	James Leddy, who served as our chief financial officer and assistant corporate secretary from November 11, 2017 until the end of fiscal 2017;

•	Alexandros Aldous, our general counsel, corporate secretary and chief government relations officer; and

•	Patricia Lecouras, our chief human resources officer.

Overview of Compensation Process
The Compensation Committee of our Board consists solely of directors who are “independent” under the rules and regulations of the SEC and NASDAQ. The Compensation Committee has overall responsibility for the compensation program for our executive officers, including our named executive officers. For fiscal 2017, the Compensation Committee engaged a compensation consultant, Frederic W. Cook & Co. (“FW Cook”), to help it in assessing executive officer and director compensation. A representative of FW Cook attended Compensation Committee meetings when requested, reviewed compensation data with the Compensation Committee, and participated in general discussions regarding executive compensation issues. The Compensation Committee authorized FW Cook to interact with management on behalf of the Compensation Committee as needed in connection with advising the Compensation Committee. While the Compensation Committee considered input from FW Cook, the Compensation Committee’s decisions ultimately reflect many factors and considerations.
Prior to the start of and during fiscal 2017, the Compensation Committee reviewed the independence of FW Cook pursuant to SEC rules and the NASDAQ Listing Rules and concluded that FW Cook was independent and that its work for the Compensation Committee did not raise any conflict of interest.
The Compensation Committee typically meets during the first quarter of a fiscal year to set compensation for that fiscal year and did so in the first quarter of fiscal 2017. For fiscal 2017, FW Cook and management played integral roles in the compensation-setting process. The Compensation Committee actively worked with FW Cook to formulate compensation decisions for our chief executive officer. Management, with input from FW Cook, made recommendations to the Compensation Committee for the rest of the executive officers. Management’s and FW Cook’s recommendations were accompanied by competitive market data from the peer groups established by the Compensation Committee based on recommendations from FW Cook. This peer group analysis is discussed in further detail in the subsection “EXECUTIVE COMPENSATION-Compensation Discussion and Analysis-Competitive Marketplace Assessment.”
In setting fiscal 2017 compensation for our named executive officers, the Compensation Committee, following discussions with management and FW Cook, considered the compensation practices of the companies within our peer groups, our operating performance in fiscal 2016 and each named executive officer’s performance of his or her duties in fiscal 2016. Our chief executive officer was not present when the Compensation Committee deliberated or voted on his fiscal 2017 compensation package.

2017 Non-Binding, Advisory Say-on-Pay Proposal
In May 2017, our shareholders approved a non-binding, advisory say-on-pay proposal at our 2017 annual meeting of stockholders with over 91% of the shares represented at the meeting and entitled to vote on the proposal voting FOR the proposal. The Compensation Committee reviewed the results of the shareholder vote and took the high percentage of votes cast in favor of the proposal as an indication that our shareholders generally supported the pay-for-performance approach that we had adopted. The Compensation Committee will continue to monitor our current compensation structure and consider the results of future non-binding, advisory say-on-pay votes of our shareholders when establishing our pay programs in the future.
Compensation Philosophy and Objectives
The principal objectives of our executive compensation program are to attract, motivate and retain highly-qualified executives by providing total compensation for each position that is competitive within our business sector and peer groups. We also seek to provide appropriate incentives for our named executive officers to achieve performance goals related to our company-wide performance and, in most instances, the individual’s goals. Finally, through the issuance of equity-based incentives, we seek to align the interests of our key employees with our shareholders and to reward performance that enhances our long-term value.
Our Compensation Committee has strived to implement a compensation program that enables us to attract and retain high-quality leadership and to ensure that our named executive officers are compensated in a manner consistent with shareholder interests, the policies adopted by the Compensation Committee, internal equity considerations, competitive practice and the requirements of appropriate regulatory bodies. In determining the relevant amounts of each of these components, our Compensation Committee has adopted a compensation program that consists of a mix of compensation that it believes:

•
aligns interests of all eligible employees with our business plans through the use of company-wide performance metrics based on those plans and long-term incentive programs with multi-year vesting to retain employees key to their implementation;

•	incentivizes achievement of annual financial, functional, and individual objectives; and

•	creates a fair and measureable compensation model for rewarding performance and attracting and retaining key members of management.

Competitive Marketplace Assessment
Although the Compensation Committee does not engage in benchmarking, the Compensation Committee, with the assistance of management and FW Cook, does compare our performance and compensation against a group of companies. Market data from our primary peer group was taken into consideration in setting the fiscal 2017 compensation of each of our named executive officers. The primary peer group was also referenced in our review of program designs, including an assessment of pay vehicles and performance metrics. The Compensation Committee considered the following factors in determining a primary peer group for fiscal 2017:

•	Company Type - The companies in the primary peer group are all publicly traded on a U.S. exchange.

•
Size - Annual revenues of the companies in the primary peer group range from approximately $520 million to approximately $2.85 billion (based on most recent fiscal year end at the time the composition of the peer group was reviewed). This size range reflected our near-term aggressive growth plans and our need to recruit executive talent with larger company experience to aid us as we seek to achieve such growth. The Compensation Committee believes that we are reasonably aligned with the financial size profile of the primary peer group, with a revenue ranking between the median and 75th percentile balanced by EBITDA near the 25th percentile and market capitalization below the 25th percentile.

•
Business - The companies in the primary peer group represent multiple industry segments, including packaged foods, non-food related specialty and online retailers, other non-food related wholesalers and distributors and trucking and warehousing. The foodservice distribution industry is a highly fragmented industry with several very large national players and numerous small, privately-held local players; accordingly, it was necessary to select our primary peer group from various industry segments.

•	ISS Selection - For our primary peer group, we also considered companies listed in our ISS-selected peer group.

Reflecting the factors outlined above, our primary peer group for fiscal 2017 consisted of the following 17 companies:

1-800-FLOWERS.COM, Inc	DXP Enterprises, Inc.	Myers Industries, Inc.
AMCON Distributing Company	Farmer Bros. Co.	Pool Corporation
B&G Foods, Inc.	The Hain Celestial Group, Inc.	SunOpta Inc.
Calavo Growers, Inc.	J&J Snack Foods Corp.	Tootsie Roll Industries, Inc.
Cal-Maine Foods, Inc.	John B. Sanfilippo & Son, Inc.	Voxx International Corporation
Celadon Group, Inc.	Lancaster Colony Corporation

The Compensation Committee did not make any changes in our primary peer group from fiscal 2016 to fiscal 2017 except for the deletion of Boulder Brands Inc., which was acquired during calendar year 2016. For fiscal 2018, FW Cook reviewed the peer group with the Compensation Committee and the Compensation Committee approved the retention of the 17 companies in the primary peer group.
In setting the fiscal 2017 compensation for all of our named executive officers, the Compensation Committee, after considering recommendations that had been made to it by FW Cook, also established a secondary peer group consisting of large foodservice distribution companies. The secondary peer group was used to test compensation design and performance metrics; however, due to the size of these companies, they were not appropriate to reference in determining fiscal 2017 pay levels of our named executive officers. Our secondary peer group for fiscal 2017 included all of the companies from our secondary peer group for fiscal 2016 plus two others, Performance Food Group and US Food Holdings, which are direct competitors and could be used as peers after going public in October 2016 and May 2017, respectively. For fiscal 2018, our secondary peer group consists of the following companies:

Core-Mark Holding Company, Inc.	SpartanNash Company	United Natural Foods, Inc
Performance Food Group	Sysco Corporation	US Foods Holdings

We do not benchmark compensation in the traditional manner, as we do not directly tie individual components of compensation to particular benchmarks. In general, the Compensation Committee references the 25th and 75th percentiles and the median of the competitive compensation marketplace, as well as data regarding compensation design and performance metrics. Market data, however, is only one factor among many considered by the Compensation Committee when making determinations regarding executive compensation. Other factors considered include individual performance, scope of responsibilities, tenure, criticality of the position, retention concerns and the need to recruit new officers.
Components of Fiscal 2017 Compensation for Our Named Executive Officers
Taking into account the above-described objectives and our peer group comparisons, when setting fiscal 2017 compensation, the Compensation Committee focused on designing a compensation package for our named executive officers that consisted of base salaries, performance-based annual cash incentive awards and long-term equity awards.
Base salary provides a competitive rate of fixed pay and reflects different levels of responsibility within the Company, the skills and experience required for the job, individual performance and labor market conditions.
Performance-based, annual cash incentive awards are designed to reward the annual achievement of financial, strategic and, in some cases, individual objectives.
Long-term equity-based awards are another compensation component that the Compensation Committee uses strategically. To ensure that our executives are incentivized to achieve or exceed financial and other performance targets that our Board believes will contribute to increased shareholder value, and after evaluating peer group data and survey information, in the first quarter of fiscal 2017, the Compensation Committee made grants of time-based vesting restricted stock awards and performance-based vesting restricted stock awards to each of our named executive officers other than Mr. C. Pappas and Mr. J. Pappas. These awards are discussed below.
The Compensation Committee also from time to time authorizes off-cycle awards that recognize and reward special contributions made to the success of our Company. The Compensation Committee did not make any off-cycle awards to named executive officers in 2017.
Each of the components of our compensation program is discussed in greater detail below.
Base Salary
We provide our named executive officers with a base salary to compensate them for performing their daily responsibilities during the fiscal year. We believe that base salaries must be competitive based upon the named executive officer’s scope of responsibilities and what we believe to be market rates of compensation for executives performing similar functions for comparable companies within our peer groups. We also periodically review the performance of our named executive officers and, in some instances, award merit-based base salary increases as a result of these reviews.
None of our named executive officers received a salary increase for fiscal 2017; Mr. Leddy’s current base salary was established in connection with his appointment as our Chief Financial Officer. The Compensation Committee made the decision not to raise base salaries for 2017 following discussions with our chief financial officer, our chief human resources officer and FW Cook. The annual base salaries for our named executive officers for fiscal 2017 were as follows:

Name	2017 Base Salary
Christopher Pappas	$795,000
John Pappas	$395,000
John Austin (1)	$375,000
James Leddy (2)	$375,000
Alexandros Aldous	$325,000
Patricia Lecouras	$265,000

(1)	Mr. Austin separated from the Company effective November 10, 2017.

(2)	Mr. Leddy commenced service as Chief Financial Officer and Assistant Corporate Secretary effective November 11, 2017.

Performance-Based, Annual Cash Incentive Compensation.
Overview
To closely align our named executive officers’ compensation to our objectives, we believe that a significant portion of a named executive officer’s compensation should be performance-based. Accordingly, in fiscal 2017, we utilized an annual cash incentive compensation program that provided our named executive officers with the opportunity to earn substantial cash incentive compensation for the achievement of annual goals related to our performance and, in some cases, the named executive officer’s individual performance. In order to further align our named executive officers’ compensation with the achievement of annual goals related to our performance, we eliminated individual performance goals that had been used in prior years and instead implemented an annual cash incentive compensation program that provides our named executive officers with the opportunity to earn substantial cash incentive compensation only upon the achievement of annual goals related to our Company's performance.
Each of our named executive officers was eligible to receive performance-based cash incentive payments in the first quarter of 2018 under our 2017 Cash Incentive Plan (the “2017 Plan”) upon (i) the Company’s achievement of performance targets related to our fiscal 2017 revenue and adjusted EBITDA (“AEBITDA”), each of which were to be weighted equally. The Compensation Committee selected revenues and AEBITDA as performance metrics because they measure top- and bottom-line growth, which the Compensation Committee views as being key drivers of long-term growth in shareholder value. For fiscal 2017, AEBITDA was determined as EBITDA adjusted for fiscal 2017 acquisitions and other exclusions and adjustments specifically identified in the 2017 Plan. In choosing performance metrics for the 2017 Plan, the Compensation Committee considered the annual incentive plan designs of members of our peer groups, as well as our specific corporate goals and budgetary considerations. The target awards under the 2017 Plan, expressed as a percentage of the annual base salary, for each of Messrs. C. Pappas, J. Pappas, Austin and Aldous as well as Ms. Lecouras were as set forth below:

Name	Total Target Award as a Percentage of Annual Base Salary	% of Award Based on Corporate Goals(1)
Christopher Pappas	100%	100%
John Pappas	100%	100%
John Austin (2)	75%	100%
James Leddy (3)	75%	100%
Alexandros Aldous	75%	100%
Patricia Lecouras	75%	100%

(1)	The portion of each individual’s award is based 50% on our fiscal 2017 revenue and 50% on our fiscal 2017 AEBITDA.

(2)	Mr. Austin’s award was pro rated for 2017 for the period from the start of fiscal 2017 through November 10, 2017.

(3)
Mr. Leddy’s award was pro rated for 2017 for the period from November 11, 2017 through the end of the fiscal 2017. In addition, Mr. Leddy was eligible to earn a pro rated bonus for the period September 5, 2017 through November 10, 2017, during which time he served as Executive Vice President of Finance; Mr. Leddy’s target award for this period was 50% of his pro rated base salary.

The maximum possible payout under the 2017 Plan for our named executive officers was 200% of the target.

In setting the corporate performance targets under the 2017 Plan, the Compensation Committee considered historic levels of our performance for revenue and AEBITDA, taking into consideration our acquisitions in fiscal 2016, and based the corporate performance targets on results that were improvements over the prior year’s results. Furthermore, the Compensation Committee set the corporate performance targets at levels that required successful implementation of corporate operating objectives for meaningful payouts to occur. The Compensation Committee believed that the targets related to threshold performance were highly achievable in light of budgeted expectations, but the payouts for maximum performance required significant improvement over the prior year’s comparable performance.

For all of our named executive officers, payouts under the 2017 Plan related to AEBITDA were tiered as follows:

•	A maximum payout equal to 200% of that portion of the officer’s target award based on the AEBIDTA corporate goal would be made for AEBIDTA of $72.4 million or more;

•	A payout equal to 100% of that portion of the officer’s target award based on the AEBIDTA corporate goal would be made for AEBIDTA of $68.4 million;

•	No payout on the portion of the officer’s target award based on the AEBIDTA corporate goal would be made for AEBITDA of $64.4 million or less; and

•	The payout percentage for AEBITDA between the amounts indicated above would be interpolated on a straight-line basis.

The targets and possible payouts under the 2017 Plan related to AEBITDA for each of our named executive officers at the start of the fiscal year, based on their annual base salary for 2017, is set forth in the table below:

AEBITDA Target ($)	C. Pappas	J. Pappas	J. Austin	A. Aldous	P. Lecouras
$72.4 million or greater	$795,000	$395,000	$375,000	$325,000	$265,000
$68.4 million	$397,500	$197,500	$187,500	$162,500	$132,000
$64.4 million or below	$0	$0	$0	$0	$0

For all of our named executive officers, payouts under the 2017 Plan related to revenue were tiered as follows:

•	A maximum payout equal to 200% of that portion of the officer’s target award based on the revenue corporate goal would be made for revenue of $1,323 million or more;

•	A payout equal to 100% of that portion of the officer’s target award based on the revenue corporate goal would be made for revenue of $1,293 million;

•	No payout for that portion of the officer’s target award based on the revenue corporate goal would be made for revenue of $1,263 million or less; and

•	The pay payout percentage for revenue between the amounts indicated above would be interpolated on a straight-line basis.

The targets and possible payouts under the 2017 Plan related to revenue for each of our named executive officers at the start of the fiscal year, based on their annual base salary for 2017, is set forth in the table below:

Revenue Target ($)	C. Pappas	J. Pappas	J. Austin	A. Aldous	P. Lecouras
$1,323 million or greater	$795,000	$395,000	$37,500	$325,000	$265,000
$1,293 million	$397,500	$197,500	$187,500	$162,500	$132,500
$1,263 million or below	$0	$0	$0	$0	$0
Both target and payout matrixes were adjusted upward to account for our acquisition of Fells Point Wholesale Meats in August 2017.

Mr. Leddy’s targets and possible payouts for fiscal 2017 were determined in the same manner as for our named executive officers at the start of the fiscal year, but were pro rated. Mr. Leddy’s target bonus opportunity was 50% of his pro rated base salary for the period from September 5, 2017 through November 10, 2017, during which time he served as Executive Vice President of Finance, and 75% of his pro rated base salary for the period November 11, 2017 through the end of fiscal 2017, during which time he served as Chief Financial Officer.

The 2017 Plan provided that if we achieved below threshold performance on either the AEBITDA or the revenue measure, the payout under the other measure would be limited to 100% of target.
Fiscal 2017 Results and Payouts
No award distributions were to be made under the 2017 Plan unless we achieved either AEBITDA of above $64.4 million or revenue of above $1,263 million for fiscal 2017.

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Our fiscal 2017 revenue was approximately $1,301 million, which was higher than the target level of revenue under the 2017 Plan. Each of our named executive officers earned an award distribution under the 2017 Plan at approximately 126% of target based upon our achievement of revenue above the threshold level.

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Our fiscal 2017 AEBITDA was approximately $66 million, which was higher than the threshold level of revenue required for payouts under the 2017 Plan but below target for this measure. Each of our named executive officers earned an award distribution under the 2017 Plan at approximately 35% of target based upon our achievement of AEBITDA above the threshold level.

The blended payout percentage under both measures was 80% of target. The aggregate target award and payout amounts under the 2017 Plan for each of our named executive officers are set forth in the table below:

Name	Target Award	Actual Payout under 2017 Plan
Christopher Pappas	$795,000	$636,000
John Pappas	$395,000	$316,000
John Austin (1)	$243,389	$194,712
James Leddy (2)	$56,847	$45,478
Alexandros Aldous	$243,750	$215,000
Patricial Lecouras	$198,750	$159,000

(1)	Pro rated for the period from the start of fiscal 2017 through Mr. Austin’s termination date of November 10, 2017.

(2)
Pro rated based on (i) 50% of base salary for the period September 5, 2017 through November 10, 2017, during which time Mr. Leddy served as Executive Vice President of Finance and (ii) 75% of base salary for the period November 11, 2017 through the end of fiscal 2017, during which time he served as Chief Financial Officer.

After reviewing the payments resulting from the 2017 Plan, the Compensation Committee determined to pay a retention bonus of $20,000 for fiscal 2017 to Mr. Aldous. This retention bonus reflects the Compensation Committee’s judgment that the formulaic payout under the 2017 Plan did not fully reflect the contribution of this named executive officer to the Company’s business and financial achievements during fiscal 2017, and that a supplemental award would support performance motivation and retention objectives.
Long-Term Equity Compensation
During the first quarter of fiscal 2017, the Company’s Compensation Committee, in consultation with FW Cook and the Company’s management, granted long-term equity incentive (“LTI”) compensation consisting of time-based restricted stock awards and performance-based restricted stock awards to each of our named executive officers other than Messrs. C. Pappas and J. Pappas, who were not granted any equity awards in light of their significant holdings of the Company’s common stock. The Compensation Committee designed these awards with the goal of balancing the need for retention and motivation of our executives with the need to provide a shareholder-aligned performance-based long-term incentive program where the named executive officers are rewarded for improved results for shareholders.
The fiscal 2017 awards were market-driven based on peer group data, survey information, and input from the Company’s Compensation Committee. For each of Mr. Austin (from the start of fiscal 2017 through November 10, 2017), Mr. Leddy (from November 11, 2017 through the end of fiscal 2017), Mr. Aldous and Ms. Lecouras, the target LTI opportunity was set at 75% of base salary. Once the target amount was established, the Committee decided that a significant percentage of the awards for the named executive officers should be performance-based, as those individuals typically have a greater opportunity to more directly impact the results of the Company’s business. Accordingly, the Compensation Committee determined to weight 70% of the equity grants to each of Messrs. Austin, Leddy and Aldous as well as Ms. Lecouras in fiscal 2017 as performance-based vesting restricted stock awards to motivate the executives to achieve our corporate objectives and enhance shareholder value. The remaining 30% was granted in time-based vesting restricted stock awards to support retention objectives.
Mr. Austin, Mr. Aldous and Ms. Lecouras each received their fiscal 2017 equity-based awards in the first quarter of fiscal 2017. All awards were issued under our 2011 Incentive Plan. The respective target values and numbers of shares of performance-based vesting restricted stock, at target, were as follows: Mr. Austin - $196,875 (corresponding to 13,347 shares); Mr. Aldous - $170,625 (corresponding to 11,568 shares); and Ms. Lecouras - $139,125 (corresponding to 9,432 shares).
The number of shares of performance-based vesting restricted stock eligible to vest is based upon the Company’s achievement of certain EBITDA margin and ROIC (return on invested capital) targets for the period beginning on the first day of fiscal 2017 and ending on December 27, 2019. EBITDA margin is a measure of our ability to convert revenue into cash from our continuing operations thus allowing us to invest and deploy cash with a focus on creating long term shareholder value. ROIC measures our ability to generate earnings or returns on our invested capital base. Our long term goal is to generate returns on our invested capital in excess of our weighted average cost of capital on a consistent basis. The EBITDA margin and ROIC goals are weighted equally, so that achievement of the EBITDA margin metric at target would result in 50% of the target number of performance-based restricted shares being earned, and achievement of the ROIC metric at target would result in 50% of the performance-based restricted shares being earned. The relevant targets are as follows:

Metric	Performance	% of Target Earned	Performance	% of Target Earned	Performance	% of Target Earned
ROIC	7%	0%	8%	100%	9%	200%
EBITDA Margin	6%	0%	6.5%	100%	7%	200%

The number of shares earned for performance between these thresholds illustrated above is determined on a sliding scale, with no interpolation or pro-ration between levels of performance, with targets of 0%, 25%, 50%, 75%, 100%, 125%, 150%, 175%, and 200% (for example, ROIC of 7.75% would result in 75% of target shares of performance-based vesting restricted stock for ROIC being earned).

In addition, each of Mr. Austin, Mr. Aldous and Ms. Lecouras was awarded time vesting restricted shares representing 30% of the total fiscal 2017 equity-based award. The respected award values, measured of the grant date, and number of shares were as follows: Mr. Austin $84,375 (corresponding to 5,720 shares); Mr. Aldous - $73,125 (corresponding to 4,958 shares); and Ms. Lecouras - $59,625 (corresponding to 4,042 shares). The time-based vesting restricted stock awarded in 2017 vests in equal one-third increments as of the first through third anniversary dates of the date set forth in their respective time-based restricted share award agreements. In connection with Mr. Austin’s separation, 3,401 of his time-based vesting restricted shares outstanding vested on March 7, 2018.
Mr. Leddy received an award of 3,000 time-based vesting restricted shares upon joining the Company in September 2017; upon his promotion to Chief Financial Officer effective November 11, 2017, he received a 2017 long-term incentive award on the same basis as our other named executive officers based on 75% of his pro rated base salary. This resulted in an award of $11,358 (corresponding to 537 time-based vesting restricted shares), representing 30% of his pro rated award, and $26,503 (corresponding to 1,253 performance-based vesting restricted shares), representing 70% of this pro rated award, at target on the same terms as the 2017 awards to our other named executive officers.
All equity incentive awards granted in fiscal 2017 contain “double trigger” change in control provisions, so that in the event of a change in control vesting of the award is accelerated only if the executive experiences an involuntary termination of employment without “cause” or resigns for “good reason.” If a change in control occurs during the performance period for performance-based restricted stock, the award will be converted to time-based restricted stock based on target.
In connection with Mr. Austin’s separation, his 2015 and 2017 performance-based restricted share awards (the only performance-based share awards outstanding for Mr. Austin) were forfeited.
Retirement Plans and Other Benefits
We believe that an important aspect of attracting and retaining qualified individuals to serve as executive officers involves providing health and welfare benefits as well as methods for those individuals to save for retirement. Accordingly, we provide our named executive officers with the following benefits:

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Health Insurance. We provide each of our named executive officers and their spouses and children the same health, dental and vision insurance coverage we make available to our other eligible employees. For our named executive officers, we pay both our portion and the executive’s portion of the premiums for these benefits.

•	Disability Insurance. We provide each of our named executive officers with short-term disability insurance.

•	Life Insurance. For each of our named executive officers, we pay the premiums for life insurance in an amount equal to their annual base salary, up to $300,000.

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Retirement Benefits. We do not provide pension arrangements or post-retirement health coverage for our named executive officers or employees; however, our named executive officers and other eligible employees are eligible to participate in our 401(k) defined contribution plan. We make matching contributions for each of our employees, including our named executive officers, in an amount equal to 50% of any employee contributions up to 6% of the employee’s salary, with a maximum matching contribution of $2,500.

•	Nonqualified Deferred Compensation. We do not currently provide any nonqualified defined contribution or other deferred compensation plans to any of our employees.

Employment Agreements, Offer Letters and Severance Benefits
Christopher Pappas’ Employment Agreement
We entered into an employment agreement with Christopher Pappas on August 2, 2011, immediately prior to the consummation of our IPO. Mr. C. Pappas’ employment agreement has a three-year term and provides for the automatic extension of the term for successive one-year terms unless either party to the agreement elects not to renew the agreement at least 60 days prior to the end of the term. The agreement provides for an annual base salary of $750,000 (increased to $818,850 in March 2018), an annual cash bonus opportunity to be determined by the Board (or a committee thereof) and the right to participate in our equity-based incentive plans. Additionally, the agreement provides for four weeks of paid vacation annually, a monthly car allowance of $2,000 and participation in our employee benefit plans and programs for salaried employees to the extent permissible under such plans or programs.
The agreement also provides for severance benefits if Mr. C. Pappas is terminated by us without cause, pursuant to which he would receive the continued payment of base salary for one year from the date of termination and the right to receive any bonus that has been earned but remains unpaid on the date of termination; provided, however, that any severance or benefits payable to Mr. C. Pappas in the event of a change in control of the Company shall be determined in accordance with the Executive Change in Control Plan (the “Executive CIC Plan”). Mr. C. Pappas’ employment agreement also includes a non-competition and non-solicitation provision, pursuant to which Mr. C. Pappas agrees, among other things, that for one year following the termination of his employment with us, he will not (i) compete with us or our subsidiaries; (ii) induce a customer or supplier of ours to cease doing business with us; or (iii) induce an employee of ours to leave our employ. For purposes of Mr. C. Pappas’ employment agreement, “cause” is defined as (i) engaging in willful misconduct that is injurious to our company or our affiliates or (ii) the embezzlement or misappropriation of our, or our affiliates’, funds or property; however, that no act, or failure to act, is to be considered “willful” unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interest of our company.
John Pappas’ Employment Agreement
We entered into an employment agreement with John Pappas on January 12, 2012. Mr. J. Pappas’ employment agreement has a three-year term and provides for the automatic extension of the term for successive one-year terms unless either party to the agreement elects not to renew the agreement at least 60 days prior to the end of the term. The agreement provides for an annual base salary of $250,000 (increased to $450,000 in March 2018), an annual cash bonus opportunity to be determined by the Board (or a committee thereof) and the right to participate in our equity-based incentive plans. Additionally, the agreement provides for four weeks of paid vacation annually, a monthly car allowance of $2,000 and participation in our employee benefit plans and programs for salaried employees to the extent permissible under such plans or programs.
The agreement also provides for severance benefits if Mr. J. Pappas is terminated by us without cause, pursuant to which he would receive the continued payment of base salary for one year from the date of termination and the right to receive any bonus that has been earned but remains unpaid on the date of termination; provided, however, that any severance or benefits payable to Mr. J. Pappas in the event of a change in control of the Company shall be determined in accordance with the Executive CIC Plan. Mr. J. Pappas’ employment agreement also includes a non-competition and non-solicitation provision identical to the corresponding provision in the employment agreement with Mr. C. Pappas. For purposes of Mr. J. Pappas’ employment agreement, “cause” is defined in the same manner as in the employment agreement with Mr. C. Pappas.
Offer Letters and Other Severance Benefits
John Austin
The terms of John Austin’s employment were described in an offer letter dated May 29, 2012 provided to him by the Company. This offer letter set forth that Mr. Austin’s employment with the Company is at-will and either party can terminate the relationship at any time with or without “cause” and with or without notice. Pursuant to the terms of the offer letter, Mr. Austin received the following compensation and benefits: (i) an annual base salary of $290,000, which subsequently was increased to $375,000 in March 2016; (ii) participation in an annual cash incentive program; (iii) participation in the Company’s 2011 Incentive Plan; (iv) temporary travel, living and relocation expense reimbursement; (v) eligibility to participate in all employee benefit plans or programs of the Company available to salaried employees and/or executive officers; and (vi) four weeks of paid vacation annually. Additionally, pursuant to the terms of Mr. Austin’s offer letter and a time-based vesting restricted share award agreement entered into between Mr. Austin and us, Mr. Austin received a one-time sign-on bonus equal to 100,000 restricted shares of the Company’s common stock, which vested in equal one-fifth increments as of the first through fifth anniversary dates of the commencement of Mr. Austin’s employment with us.
Mr. Austin separated from the Company effective November 10, 2017 (the “Separation Date”). In connection with Mr. Austin’s separation, the Company and Mr. Austin entered in an agreement (the “Separation and Release of Claims Agreement”) pursuant to which Mr. Austin agreed to a general release of any claims that he might have against the Company and related parties, subject to certain limited exceptions. In addition: (i) Mr. Austin agreed to provide consulting services for a period of eighteen months following the Separation Date; (ii) the Company agreed that Mr. Austin would be eligible for a pro-rata annual cash bonus for work performed in 2017 through the Separation Date; (iii) certain shares due to Mr. Austin under the terms of his time-based restricted share awards, totaling 3,401 shares, vested as of March 7, 2018; (iv) the Company agreed to pay for the full cost of health and dental insurance premiums for Mr. Austin and his enrolled dependents for a maximum period of twelve months, and (v) none of the shares included in the restricted share award made to Mr. Austin upon completion of the acquisition of Del Monte Capitol Meat Co. (22,553 shares) were forfeited by virtue of the end of Mr. Austin’s employment. The Separation and Release of Claims Agreement extends the term of certain non-competition and non-solicitation covenants applicable to Mr. Austin to November 10, 2019 and provides installment payments for a period of eighteen (18) months at Mr. Austin’s final salary rate.
James Leddy
In connection with Mr. Leddy becoming Chief Financial Officer and Assistant Corporate Secretary, the Company entered into an offer letter with Mr. Leddy on October 17, 2017, effective as of November 11, 2017, which provides for the following: (i) an annual base salary of $375,000; (ii) participation in the 2017 Cash Incentive Plan, on a pro rated basis for fiscal 2017; and (iii) participation in the 2011 Omnibus Equity Incentive Plan and in any future equity based plans, on a pro rated basis for fiscal 2017, with Mr. Leddy’s pro rated award for fiscal 2017 to be made promptly following his start date as Chief Financial Officer of the Company.
Alexandros Aldous
The terms of Alexandros Aldous’ employment are described in an offer letter dated February 11, 2011, provided to him by the Company. This offer letter has no specific term and provides that Mr. Aldous is an at-will employee. Mr. Aldous’ annual base salary under the offer letter was $155,000, and his base salary subsequently has been increased several times, most recently to $350,000 in March 2018. Under his offer letter, Mr. Aldous was initially eligible to participate in our annual, performance-based cash incentive program at a target of 25% of his annual base salary. The Compensation Committee subsequently increased his target under the annual, performance-based cash incentive program to 35% of his annual base salary for fiscal 2012, increased the target to 50% of his annual base salary starting in fiscal 2013, and then further increased the target to 75% of his annual base salary starting in fiscal 2016.
In August 2014, Mr. Aldous entered into a severance agreement with the Company whereby Mr. Aldous is entitled to receive an amount equal to twelve months of his base salary as in effect as of the execution date of the severance agreement or on the effective date of his termination, whichever is greater, following the Company’s termination of his employment without “cause” (as defined in the severance agreement), provided that any severance or benefits payable to Mr. Aldous in the event that his employment is terminated by the Company without “cause” (as defined in the Executive CIC Plan) or by Mr. Aldous for “good reason” (as defined in the Executive CIC Plan), within two years following a change in control of the Company, shall be determined in accordance with the Executive CIC Plan.
Patricia Lecouras
The terms of Patricia Lecouras’ employment are described in an offer letter dated January 1, 2007, provided to her by the Company. This offer letter has no specific term and provides that Ms. Lecouras is an at-will employee. Ms. Lecouras’ annual base salary under the offer letter was initially $200,000 and subsequently has been increased several times, most recently to $273,000 in March 2018. Ms. Lecouras is eligible to participate in our annual performance-based cash incentive program at a target of 75% of her annual base salary. Ms. Lecouras’ offer letter also provides that she is entitled to receive her base salary for a period of twelve months following her termination by us without “cause” (as defined in the offer letter), provided that any severance or benefits payable to Ms. Lecouras in the event that her employment is terminated by the Company without “cause” (as defined in the Executive CIC Plan) or by Ms. Lecouras for “good reason” (as defined in the Executive CIC Plan), within two years following a change in control of the Company, shall be determined in accordance with the Executive CIC Plan.
Executive Change in Control Plan
In August 2014, upon approval and recommendation by the Compensation Committee, the Board approved and adopted the Executive CIC Plan for certain senior executives of the Company, including the named executive officers. Under the Executive CIC Plan, if during the two years following a “change in control” of the Company (as defined in the Executive CIC Plan), a named executive officer’s employment is terminated by the Company without “cause” (as defined in the

Executive CIC Plan), or the named executive officer resigns for “good reason” (as defined in the Executive CIC Plan), then the named executive officer will be entitled to the following:

•	a cash amount equal to the named executive officer’s base salary multiplied by an applicable severance multiple (3x for Mr. C. Pappas and 2x for other named executive officers);

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a cash amount equal to the named executive officer’s reference bonus (generally, the average of the annual bonuses earned for the two calendar years immediately preceding the change in control) multiplied by the same severance multiple that applies to base salary;

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if the termination of employment occurs during the calendar year in which the change in control occurs, a pro rated target annual bonus for the year of termination, and if the termination of employment occurs in a calendar year following the calendar year in which the change in control occurs, a pro rated annual bonus for the year of termination paid at the same time and in the same form as annual bonuses are paid to active employees generally based on actual performance in respect of the performance year, with all individual performance goals deemed attained at 100% and;

•	a lump-sum cash payment in lieu of benefits continuation for the two years commencing on the change in control date.

If any payments or benefits provided to a named executive officer pursuant to the Executive CIC Plan would trigger the payment of the excise tax imposed by Section 4999 of the Code or any similar tax imposed by state or local law, the named executive officer will receive (i) the full payment or (ii) a payment reduced to the minimum amount necessary to avoid any such excise tax, whichever amount is greater on a post-tax basis. In no event is the Company responsible to gross-up or indemnify any named executive officer for excise taxes paid or reductions to payments and benefits received to avoid such excise taxes. The amounts payable under the Executive CIC Plan to each named executive officer are set forth in greater detail and quantified in the section captioned “EXECUTIVE COMPENSATION-Potential Payments Upon Termination or Change in Control” below.
Our executive officers generally have long tenure with the Company and have provided the vision and leadership that have built the Company into the successful enterprise that it is today. The Compensation Committee believes that the interests of shareholders are best served by ensuring that the interests of our senior management are aligned with those of our shareholders. Change in control benefits are intended to eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in shareholders’ best interests. The security of competitive change in control arrangements serves to eliminate distraction caused by uncertainty about personal financial circumstances during a period in which the Company requires focused and thoughtful leadership to ensure a successful outcome. Accordingly, the Executive CIC Plan was adopted to provide the “double trigger” severance benefits described above to the covered executives in the event of their termination under certain circumstances following a change in control. “Double trigger” benefits also require that two events occur in order for severance to be paid-a change in control followed by the executive’s involuntary termination of employment. The Compensation Committee believes a “double trigger” severance benefit provision is most appropriate, as it provides an incentive for greater continuity in management following a change in control.
Prior to adoption, the Compensation Committee reviewed the Executive CIC Plan with the assistance of the Hay Group, its outside compensation consultant at that time, to evaluate its effectiveness and competitiveness. This review resulted in the plan design described above. The amounts payable under the Executive CIC Plan to each named executive officer and under various other termination scenarios are set forth in greater detail within the section captioned “EXECUTIVE COMPENSATION-Potential Payments Upon Termination or Change in Control” below.

2018 Compensation of Named Executive Officers
For fiscal 2018, the annual base salaries of our named executive officers were adjusted as shown in the following table. These increases to the base salary are based on market increases, peer group comparisons and individual performance in fiscal 2017.

Name	2018 Base Salary	Increase from 2017
Christopher Pappas	$818,850	3%
John Pappas	$450,000	14%
James Leddy	$375,000	—
Alexandros Aldous	$350,000	8%
Patricia Lecouras	$273,000	3%

Each of our named executive officers will also be eligible to receive performance-based cash incentive payments in the first quarter of 2019 under our 2018 Cash Incentive Plan (the “2018 Plan”) upon the Company’s achievement of performance targets related to our fiscal 2018 revenue and AEBITDA. The bonus for Messrs. C. Pappas, J. Pappas, Leddy and Aldous as well as Ms. Lecouras under the 2018 Plan will be determined entirely based on the attainment of corporate goals (revenue and AEBITDA). The revenue and AEBITDA targets will be adjusted to reflect new acquisitions and give effect to the other exclusions and adjustments specifically identified in the 2018 Plan. The AEBITDA target will exclude certain one-time costs (including asset write-downs, litigation judgments or settlements, and expenses related to the consummation and integration of business acquisitions, among others). The payout range for the Company’s attainment of corporate goals under our 2018 Plan, expressed as a percentage of target, is 0% to 200%. However, below-threshold performance on either financial measure (revenue or AEBITDA) will limit the payout for the other measure to 100% of target.
In the first quarter of 2018, the Compensation Committee, consistent with fiscal 2017, made ordinary course long-term incentive awards consisting of time-based restricted stock and performance-based restricted stock to our named executive officers. The Committee decided to include Mr. C. Pappas and Mr. J. Pappas in the LTI program for 2018 in order to further align their interests and incentives with those of shareholders and other members of management. For Mr. C. Pappas and Mr. J. Pappas, the target LTI opportunity was set at 100% of base salary; for each of Mr. Leddy, Mr. Aldous and Ms. Lecouras, the target LTI opportunity was set at 75% of base salary. Consistent with our practice in 2017, for 2018, the two forms of award were weighted, 70% performance-based restricted stock and 30% time-based restricted stock.
Performance-based restricted stock will be earned based on the attainment of an AEBITDA margin and ROIC (return on invested capital) target, with each metric weighted equally at 50%, for the three year period following the date of grant. We continue to believe that these metrics, which were selected following discussions with certain of our major stockholders, are appropriate, as they are core operational metrics that drive long-term shareholder value creation. ROIC is generally defined as net operating profit after tax (NOPAT) divided by average total invested capital, excluding new market acquisitions but including fold-in acquisitions. ROIC will be measured in the final year of the performance period. Earned performance-based restricted stock will immediately vest upon the Compensation Committee’s certification of the attainment of the two targets for such three-year period. Performance-based restricted stock awarded in fiscal 2018 has a maximum payout of 200% of the target award.
Time-based vesting restricted stock awarded in fiscal 2018 will vest in equal installments on the first, second and third anniversary of the vesting commencement date, as such date is set forth in the relevant award agreement.
All equity incentive awards granted in fiscal 2018 contain “double trigger” change in control provisions, so that in the event of a change in control vesting of the award is accelerated only if the executive experiences an involuntary termination of employment “without cause” or resigns for “good reason.” If a change in control occurs during the performance period for performance-based restricted stock, the award will be converted to time-based restricted stock based on target.

Tax and Accounting Implications
Deductibility of Executive Compensation.
Our Compensation Committee considers the accounting and tax treatment of executive compensation in determining the amount and form of compensation that we pay our named executive officers. For instance, our Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which generally disallows tax deductions to public companies for certain compensation in excess of $1 million that is paid in any one tax year to our named executive officers (other than the chief financial officer). Prior to the effectiveness of the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), there was an exception to the $1 million limitation for performance-based compensation meeting certain requirements defined by the IRS. The Tax Act mandates that for tax periods beginning in 2018, the chief financial officer is no longer excluded from this limitation and performance-based compensation is no longer exempted. Transition rules under the Tax Act will allow certain payments to be deductible based on the pre-Tax Act rules if the payments are made pursuant to binding arrangements in effect as of November 2, 2017.
Annual incentive awards, stock option awards and performance-based restricted stock awards awarded for periods through November 2, 2017 generally were structured as performance-based compensation and, as such, are expected to be fully deductible under the grandfather provisions of the Tax Act, but no assurance can be given that any such compensation will in fact be fully deductible under all circumstances. The Compensation Committee balances the desirability to qualify for such deductibility with the Company’s need to maintain flexibility in compensating executive officers in a manner designed to promote its corporate goals and compensation objectives. As a result, the Compensation Committee may elect to provide compensation that is not deductible in order to achieve these goals and objectives.
Accounting for Equity-Based Compensation.
Accounting rules require that we expense equity-based compensation awards, including awards under the 2011 Incentive Plan.
CEO Stock Ownership Guidelines
To instill an ownership culture, our Board requires that our chief executive officer own shares of our common stock with a value equal to at least six times his annual salary. Our chief executive officer, Mr. C. Pappas, satisfies this requirement.
Clawback
Participants in our 2017 Plan are required, at the Company’s request, to return to the Company all or a portion of any awards paid to the participant pursuant to the 2017 Plan based upon financial information or performance metrics later found to be materially inaccurate. The amount to be recovered shall equal the excess amount paid out over the amount that would have been paid out had such financial information or performance metric been fairly stated at the time the payout was made. A similar requirement is included in our 2018 Plan.
The Company established this policy prior to the passage of the Dodd-Frank Act, which establishes new requirements for such policies. Upon issuance by the SEC of final implementing regulations for the Dodd-Frank Act’s requirements, the Company will make any changes to its existing policy as may be required to comply with those regulations.

Compensation Committee Report
We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management, as required by Item 402(b) of Regulation S-K. Based on our review and discussions with management, we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 29, 2017.
The Chefs’ Warehouse, Inc. Compensation Committee
Alan Guarino (chairman)
Dominick Cerbone
John A. Couri
Joseph Cugine
Katherine Oliver
David E. Schreibman

The foregoing Report of the Compensation Committee shall not be considered soliciting material, nor shall it be deemed “filed” for any purpose, including for the purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that Section. The Report of the Compensation Committee shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or under the Exchange Act, regardless of any general incorporation language in such filing.

Summary Compensation Table – Fiscal Years 2015-2017
The table below summarizes the compensation paid or accrued by us during the fiscal years indicated for our chief executive officer, chief financial officer, and each of our next three highest paid executive officers whose total compensation exceeded $100,000 for fiscal 2017.

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)		BONUS ($)		STOCK AWARDS ($)(1)		OPTION AWARDS ($)(2)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)(3)	ALL OTHER COMPENSATION ($)(4)	TOTAL ($)
Christopher Pappas	2017	792,000		—		—		—	636,000	107,875	1,535,875
Chief Executive	2016	785,481		—		—		905,372	397,500	46,851	2,135,204
Officer	2015	749,992		1,000,000	(6)	—		—	365,250	23,975	2,139,217
John Pappas	2017	395,000		—		—		—	316,000	39,260	750,260
Vice Chairman	2016	385,481	(5)	—		—		422,506	197,500	36,911	1,042,398
	2015	332,692	(5)	350,000	(6)	—		—	175,000	23,725	881,417
John Austin	2017	325,550	(6)	—		281,238	(9)	—	194,712	577,656	1,379,156
Chief Financial Officer through	2016	374,769	(5)	26,367		229,712		95,061	105,469	13,470	844,848
November 10, 2017	2015	342,905		50,000		600,000	(7)	—	98,438	11,638	1,102,981
James Leddy	2017	89,451		100	(10)	88,109		—	45,478	686	223,824
Chief Financial Officer	2016	—		—		—		—	—	—	—
as of November 11, 2017	2015	—		—		—		—	—	—	—
Alexandros Aldous	2017	325,000		20,000		243,759		—	215,000	5,916	809,675
General Counsel	2016	319,712		30,469		196,899		81,486	91,406	5,745	725,717
	2015	289,970		57,500		1,600,000	(7) (8)	—	37,500	6,991	1,991,961
Patricia Lecouras	2017	262,961	(6)	—		198,742		—	159,000	7,618	628,321
Chief Human Resources	2016	261,827	(5)	24,844		164,055		67,902	74,531	7,097	600,256
Officer	2015	248,624	(5)	31,250		200,000	(7)	—	31,250	7,230	518,354

(1)
Reflects the aggregate grant date fair value of our awards to certain of our named executive officers of restricted shares of our common stock and performance-based vesting restricted stock consistent with FASB Accounting Standards Codification Topic 718 “Compensation-Stock Compensation” (“ASC Topic 718”). The grant date fair value for the awards of restricted stock was determined by taking the closing market price of the Company’s common stock on the date of grant (or the last day on which there was a closing market price of our common stock when grants were made on days when there was no trading in our common stock) and multiplying it by the number of shares awarded. The assumptions made, if any, when calculating the amounts in this column are found in Note 10 to the Consolidated Financial Statements of the Company, as filed with the SEC on Form 10-K for 2017. The grant date fair value for awards of performance-based restricted stock reflects payouts at “target” levels of performance. The amounts reported in the Summary Compensation Table for the performance-based vesting restricted stock are the values at the grant date under applicable accounting principles, which take into account the probable outcome of the performance conditions. Consequently, these values differ from the nominal amount of the awards made by the Compensation Committee, which is divided by the Company’s common stock price as determined on the grant date to yield a number of performance-based vesting restricted stock. The values of the Performance Share Units at the 2017 grant date shown in the 2017 Summary Compensation Table, assuming that the highest levels of performance conditions are achieved, are: Mr. Aldous, $341,256, Ms. Lecouras, $278,244 and Mr. Leddy, $36,964. Mr. Austin’s performance-based vesting restricted stock awards were forfeited in connection with his separation from the Company in November 2017.

(2)
Reflects the grant date fair value of our stock option awards to certain of our named executive officers consistent with FASB ASC Topic 718. The assumptions made when calculating the amounts in this column are found in footnote 10 to the Consolidated Financial Statements of the Company and its subsidiaries, as filed with the SEC in the Company’s Annual Report on Form 10-K for fiscal 2017.

(3)
Amounts reflect those amounts earned by the named executive officer under our performance-based, annual cash incentive compensation program. For a description of this program, please see the information under the caption “Performance-Based, Annual Cash Incentive Compensation” within the section captioned “EXECUTIVE COMPENSATION-Compensation Discussion and Analysis” above.

(4)	The following table breaks out the components of the “All Other Compensation” paid to our named executive officers in fiscal 2017:

NAME	MEDICAL, DENTAL AND VISION INSURANCE PREMIUMS(a)	LIFE INSURANCE PREMIUMS(b)	TAX REIMBURSEMENT(c)	SHORT-TERM DISABILITY INSURANCE PREMIUMS(d)	401(k) PLAN MATCH(e)	AUTO(f)	AIRCRAFT(g)	SEVERANCE(h)	TOTAL
Christopher Pappas	$11,437	$360	$1,290	$273	$2,500	$24,000	$68,015	—	$107,875
John Pappas	$11,437	$360	$690	$273	$2,500	$24,000	—	—	$39,260
John Austin	$10,000	$330	$1,160	$254	$2,500	—	$912	$562,500	$577,656
James Leddy	$418	$60	$95	$113	—	—	—	—	$686
Alexandros Aldous	$2,825	$360	$270	$273	$2,188	—	—	—	$5,916
Patricia Lecouras	$2,824	$318	$1,703	$273	$2,500	—	—	—	$7,618

(a)	This amount reflects each named executive officer’s portion of the premiums for such individual and his or her family’s medical, dental and vision insurance that we pay on such individual’s behalf.

(b)	This amount reflects premiums we pay for each named executive officer’s group term life insurance.

(c)	This amount reflects reimbursement of taxes incurred by the executive on group term life insurance premium payments reported in column (b).

(d)	This amount reflects the premiums we pay for each named executive officer’s short-term disability insurance.

(e)	This amount reflects our matching contribution to each named executive officer’s 401(k) plan.

(f)	Mr. C. Pappas and Mr. J. Pappas each received a monthly car allowance of $2,000 during fiscal 2017.

(g)
Per IRS regulations, our chief executive officer and former chief financial officer recognize imputed income on the personal use of the Company’s aircraft. For SEC disclosure purposes, the cost of personal use of Company’s aircraft is calculated based on the incremental cost to the Company. To determine the incremental cost, we calculate the variable fuel cost by multiplying flight time by the average hourly fuel cost per flight, plus any direct trip expenses such as aircraft landing and parking fees and crew expenses. Fixed costs that do not change based on usage, such as pilot salaries, aircraft and hanger lease expenses, maintenance costs, in-flight internet or aircraft insurance costs are excluded from this amount.

(h) Reflects amount of cash severance that Mr. Austin is entitled to receive over the 18 months following his separation under his severance arrangement.

(5)	The amount reported in the “Salary” column for Ms. Lecouras includes an amount of vacation pay earned but not used in fiscal 2016 and carried over to fiscal 2017 equal to approximately $2,038.

(6)	Transaction bonus paid in cash upon successful completion of the Del Monte acquisition.

(7)	Includes a common stock award of, for Mr. Austin and Mr. Aldous, $500,000, and for Ms. Lecouras, $100,000, made upon successful completion of the Del Monte acquisition.

(8)	Includes a one-time grant of restricted stock valued at $1,000,000 that will vest in four annual installments on April 6 of 2016 through 2019.

(9)
The amount reported reflects the total value of the stock awards granted to Mr. Austin in fiscal 2017 but, pursuant to Mr. Austin's severance arrangement, only one-third of Mr. Austin's time-based restricted stock award in fiscal 2017 was actually paid, which consisted of 1,906 shares of common stock for a value of approximately $28,117.

(10) Mr. Leddy was paid a bonus of $100 in fiscal 2017 in exchange for signing a non-compete agreement with the Company.

2017 Grants of Plan-Based Awards
We granted cash and equity-based awards to our named executive officers in fiscal 2017. The following table provides information about plan-based awards granted to the named executive officers during fiscal 2017:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)(2)					Estimated Future Payouts Under Equity Incentive Plan Awards(3)						All Other Stock Awards:
Name	Grant Date	Threshold	Target		Maximum		Threshold		Target		Maximum		Number of Shares of Stock or Units(4)		Number of Shares Underlying Options(5)	Exercise or Base Price of Option Awards(6)	Grant Date Fair Value of Equity Awards(7)
Christopher Pappas		—	795,000		1,590,000

John Pappas		—	395,000		790,000

James Leddy		—	57,004	(8)	94,865
	11/6/2017						157		1,253		2,506						26,501
	11/6/2017												537				11,358
	9/11/2017												3,000				50,250

John Austin		—	242,617	(9)	485,234	(9)
	3/6/2017						1,668	(10)	13,347	(10)	26,695	(10)					196,868
	3/6/2017												5,720	(11)			84,370

Alexandros Aldous		—	243,750		487,500
	3/6/2017						1,446		11,568		23,136						170,628
	3/6/2017												4,958				73,131

Patricia Lecouras		—	198,750		397,500
	3/6/2017						1,179		9,432		18,864						139,122
	3/6/2017												4,042				59,620

(1)
Represents the possible performance-based, cash incentive award payments pursuant to our 2017 Plan. For a description of the 2017 Plan and awards made pursuant thereto, see “EXECUTIVE COMPENSATION - Compensation Discussion and Analysis - Components of Fiscal 2017 Compensation for Our Named Executive Officers - Performance-Based, Annual Cash Incentive Compensation” beginning on page 22 of this proxy statement, and for a description of the payments actually made pursuant to the 2017 Plan, see “EXECUTIVE COMPENSATION - Summary Compensation Table - Fiscal Years 2015-2017 ” beginning on page 33 of this proxy statement.

(2)
There were no threshold payouts under the 2017 Plan, as the possible performance-based, cash incentive award payments under the 2017 Plan were to be paid on a sliding scale basis from $0 up to a certain percentage of a named executive officer’s fiscal 2017 annual base salary based on our achievement of certain revenue or AEBITDA targets. These sliding scale payments and the related revenue and AEBITDA targets are described more fully under “EXECUTIVE COMPENSATION - Compensation Discussion and Analysis - Components of Fiscal 2017 Compensation for Our Named Executive Officers - Performance-Based, Annual Cash Incentive Compensation” beginning on page 22 of this proxy statement. Mr. Leddy joined the Company in 2017 and his target and maximum amounts reflect pro ration for his period of service.

(3)
The amounts shown in the sub-columns directly below the column marked (3) reflect threshold, target and maximum performance for the performance restricted share award granted pursuant to the 2017 Plan. The forfeiture restrictions associated with these restricted stock awards will immediately lapse upon the Compensation Committee’s certification of the attainment of the two targets, related to AEBITDA margin and ROIC, for the performance period following the date of grant ending at the conclusion of fiscal 2019, provided that the grantee provides continuous service through the applicable vesting date and further provided that the additional conditions and performance criteria related to AEBITDA margin and ROIC for the performance period ending at the conclusion of fiscal 2019 are met, as set forth in the grantee’s performance-based vesting restricted share award agreement.

(4)	The forfeiture restrictions associated with these restricted share awards will lapse in one-third increments as of the first through third anniversary dates of the grant date.

(5)
Price-based stock options are eligible for vesting only upon the Company achieving a $30 stock price hurdle (based on 20-consecutive trading day average) on or before the fourth anniversary of the grant date; in addition, price based stock options may not be exercised before the third anniversary of the grant date and are subject to the reporting person’s non-qualified stock option agreement.

(6)	The exercise price for each price-based option is the closing price quoted on the NASDAQ on the grant date.

(7)
The aggregate grant date fair value is computed in accordance with FASB ASC Topic 718. For awards that are subject to performance conditions, the amounts included in this column are the full fair value at the grant date based on the probable outcome with respect to the satisfaction of the performance condition consistent with the recognition criteria in FASB ASC Topic 718 (excluding the effect of estimated forfeitures).

(8) These amounts consist of two future payout amounts under the non-equity incentive plan awards, one of which is pro rated from September 5, 2017 through November 10, 2017 and the other of which is pro rated from November 11, 2017 through the end of fiscal 2017. For the first period, Mr. Leddy was a part of the variable incentive compensation plan, under which he could only earn up to 100% of his pro rated bonus. For the second period, Mr. Leddy was a part of the 2017 Plan.
(9) These amounts are pro rated from the start of fiscal 2017 through November 10, 2017 after which Mr. Austin separated from the Company.

(10)	This performance-based stock award was granted in fiscal 2017 but then later forfeited pursuant to Mr. Austin's severance arrangement.
(11) The amount reported reflects the total value of the time-based stock awards granted to Mr. Austin in fiscal 2017 but, pursuant to Mr. Austin's severance arrangement, only 1,906 shares of Mr. Austin's time-based restricted stock award in fiscal 2017 were actually paid, for a value of approximately $28,117.

Outstanding Equity Awards at 2017 Fiscal Year End
The table below summarizes the amount of unvested time-based vesting and performance-based vesting restricted stock awards granted for each named executive officer as of December 29, 2017. The vesting schedule for each grant can be found in the footnotes to this table, based on the grant date. We have not issued stock options to any of our named executive officers. For additional information on our equity awards, see “EXECUTIVE COMPENSATION - Compensation Discussion and Analysis - Components of Fiscal 2017 Compensation for Our Named Executive Officers - Long-Term Equity Compensation” on page 25 of this proxy statement.

	OPTION AWARDS				STOCK AWARDS
NAME	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS		OPTION EXERCISE PRICE	OPTION EXERCISE DATE	NUMBER OF SHARES OF STOCK THAT HAVE NOT VESTED(#)		MARKET VALUE OF SHARES OF STOCK THAT HAVE NOT VESTED($)(1)
Christopher Pappas	95,908	(2)	$20.23	3/7/2026	N/A		N/A
John Pappas	44,757	(2)	$20.23	3/7/2026	N/A		N/A
James Leddy	—		—		3,537	(3)	72,509
John Austin	—	(2)	$20.23	3/7/2026	N/A		N/A
	—		—		3,401	(4)	69,721
	—		—		—		0
Alexandros Aldous	8,632	(2)	$20.23	3/7/2026	N/A		N/A
	—		—		4,958	(5)	101,639
	—		—		27,865	(6)	571,233
Patricia Lecouras	7,193	(2)	$20.23	3/7/2026	N/A		N/A
	—		—		4,042	(5)	82,861
	—		—		4,825	(7)	98,913

(1)	The value presented in the table is equal to the product of the number of shares that had not vested as of the last trading day of fiscal 2017 (December 29, 2017), which was $20.50.

(2)
Price-based stock option eligible for vesting only upon the Company achieving a $30 stock price hurdle (based on 20-consecutive trading day average) on or before the fourth anniversary of the grant date; in addition, price based stock options may not be exercised before the third anniversary of the grant date and are subject to the reporting person’s non-qualified stock option agreement.

(3)
Includes 3,537 shares of time-based vesting restricted stock awards consisting of: 537 shares, which will vest in three annual installments on March 6, 2018 through 2020; and 3,000 shares, which will vest in four annual installments on September 11, 2018 through 2021.

(4)	These shares vested on March 7, 2018 under the terms of Mr. Austin’s severance arrangement.

(5)
The forfeiture restrictions associated with this time-based restricted stock award made in fiscal 2017 will lapse in one-third increments as of the first through third anniversary dates of the grant date (March 6, 2017).

(6)
Includes (i) 26,191 shares of time-based vesting restricted stock awarded prior to fiscal 2017 which were unvested at the end of fiscal 2017 and (ii) 1,674 shares of the performance-based restricted stock awarded in fiscal 2015 and for which the performance condition was satisfied based on fiscal 2015 performance but which remained subject to a time-based vesting condition at the end of fiscal 2015. Of the 26,191 shares of time-based vesting restricted stock: 718 shares will vest in two annual installments on March 6 of 2018 through 2019; 2,920 shares will vest in three annual installments on March 7, 2018 through 2020; and the remaining 22,553 shares will vest in two annual installments on April 6 of 2018 through 2019. The 1,674 shares of performance-based restricted stock will vest in two annual installments March 7 of 2018 through 2019.

(7)
Includes (i) 3,151 shares of time-based vesting restricted stock awarded prior to fiscal 2017 which were unvested at the end of fiscal 2017 and (ii) 1,674 shares of performance-based restricted stock awarded in fiscal 2015 and for which the performance condition was satisfied based on fiscal 2015 performance but which remained subject to a time-based vesting condition at the end of fiscal 2015. Of the 3,141 shares of time-based vesting restricted stock: 718 shares will vest in two annual installments on March 6 of 2018 through 2019; and 2,433 shares will vest in three annual installments on March 7, 2018 through 2020. The 1,674 shares of performance restricted stock will vest in two annual installments March 7 of 2018 through 2019.

2017 Stock Vested Table
The following table sets forth certain information with respect to the number of shares of restricted stock that our named executive officers received upon vesting in fiscal 2017:

	STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)
Christopher Pappas	—	—
John Pappas	—	—
James Leddy	—	—
John Austin(1)	22,331	$293,889
Alexandros Aldous(2)	13,446	$184,343
Patricia Lecouras(3)	2,007	$29,191

(1)
Of Mr. Austin’s 22,331 shares of restricted stock which vested in fiscal 2017: (i) 359 shares vested on March 6, 2017, (ii) 1,972 shares vested on March 7, 2017, and (iii) 20,000 shares vested on July 1, 2017. The value realized on vesting of those shares is calculated based on the closing price of our common stock on the relevant vesting dates, which was $14.75 (March 6, 2017), $14.50 (March 7, 2017) and $13.00 (July 1, 2017).

(2)
Of Mr. Aldous’s 13,446 shares of restricted stock which vested in fiscal 2017: (i) 359 shares vested on March 6, 2017, (ii) 1,810 vested on March 7, 2017 and (iii) 11,277 vested on April 6, 2017. The value realized on vesting of those shares is calculated based on the closing price of our common stock on the relevant vesting dates, which was $14.75 (March 6, 2017), $14.50 (March 7, 2017) and $13.55 (April 6, 2017).

(3)
Of the 2,007 shares of restricted stock of Ms. Lecouras which vested in fiscal 2017: (i) 359 vested on March 6, 2017 and (ii) 1,648 vested on March 7, 2017. The value realized on vesting of those shares is calculated based on the closing price of our common stock on the relevant vesting dates, which was $14.75 (March 6, 2017) and $14.50 (March 7, 2017).

Potential Payments upon Termination or Change in Control
The table below reports the amount of compensation payable to each of our named executive officers in the event of termination of such executive’s employment and in certain situations following a change in control of the Company. The amounts shown in the table below reflect the assumption that the named executive officer’s termination of employment was effective as of December 29, 2017, and that the executive was employed through such date. The columns for amounts due upon a change in control or upon certain terminations following a change in control reflect the assumption that the change in control occurred and, if applicable, the executive experienced a termination of employment as of December 29, 2017. Amounts listed represent the incremental amounts due to the named executive officers beyond what they would have received without, as applicable, a termination of employment or change in control. Thus, amounts earned under the 2017 Plan, which were earned as of the end of fiscal 2017, are not duplicated in the table. All amounts shown are estimates of the amounts which would be paid out to the executives. The actual amounts to be paid out can only be determined at the time of the relevant triggering event.

For purposes of the table, the value attributed to acceleration of the vesting of restricted stock awards is based on the closing price of our common stock on the last trading day of fiscal 2017 (December 29, 2017), which was $20.50.

EXECUTIVE BENEFITS AND PAYMENTS UPON SEPARATION	INVOLUNTARY NOT-FOR-CAUSE TERMINATION ON 12/29/2017		DISABILITY ON 12/29/2017	DEATH ON 12/29/2017	CHANGE IN CONTROL ON 12/29/2017(1)	TERMINATION BY EXECUTIVE FOR GOOD REASON OR BY THE COMPANY WITHOUT CAUSE DURING THE TWO-YEAR PERIOD FOLLOWING A CHANGE IN CONTROL ON 12/29/2017(1)(2)
Christopher Pappas
Acceleration of Vesting of Restricted Stock	—		—	—	—	—
Cash Severance Payment	$795,000	(3)	—	—	—	$3,582,782
Total	$795,000		—	—	—	$3,582,782
John Pappas
Acceleration of Vesting of Restricted Stock	—		—	—	—	—
Cash Severance Payment	$395,000	(3)	—	—	—	$1,198,272
Total	$395,000		—	—	—	$1,198,272
James Leddy
Acceleration of Vesting of Restricted Stock	—		$123,882	$123,882	$98,195	$88,109	(9)
Cash Severance Payment	$375,000	(4)	—	—	—	$1,348,272
Total	$375,000		$123,882	$123,882	$98,195	$1,436,381
John Austin
Acceleration of Vesting of Restricted Stock	$0		$0	$0	$0	$0
Cash Severance Payment	$0		—	—	—	$0
Total	$0		$0	$0	$0	$0
Alexandros Aldous
Acceleration of Vesting of Restricted Stock	$462,337	(6)	$1,147,160	$1,147,160	$910,016	$910,016	(9)
Cash Severance Payment	$325,000	(7)	—	—	—	$814,678
Total	$787,337		$1,147,160	$1,147,160	$910,016	$1,724,694
Patricia Lecouras
Acceleration of Vesting of Restricted Stock	—		$568,486	$568,486	$375,130	$375,130	(9)
Cash Severance Payment	$265,000	(8)	—	—	—	$671,553
Total	$265,000		$568,486	$568,486	$375,130	$1,046,683

(1)
Amounts in this column assume the individual’s awards of time-based vesting and performance-based vesting restricted shares of our common stock are not assumed in the change in control transaction and therefore vested immediately prior to the change in control transaction. If awards are assumed by the successor entity in the change in control, awards will vest if within one year following the change in control, the executive terminates employment by reason of death, disability, normal or early retirement, for “good reason” by the executive or involuntary termination for any reason other than “cause”. Thus amounts in this column would also apply if the individual’s time-based vesting and performance-based vesting restricted shares are assumed in the change in control transaction and the individual’s employment terminated for any of the foregoing reasons as of December 29, 2017.

(2)
As discussed in “EXECUTIVE COMPENSATION-Compensation Discussion and Analysis-Employment Agreements, Offer Letters and Severance Benefits-Offer Letters and Other Severance Benefits-Executive Change in Control Plan” the severance benefit due in connection with a resignation by the individual for “good reason” or termination by the Company without “cause” (as such terms are defined in the Executive CIC Plan) during the two-year period following a change in control is a multiple of the individual’s base salary and reference bonus (average of the annual bonuses paid to the executive for the two calendar years immediately preceding the change in control). The multiple for Mr. C. Pappas is 3x, and the multiple for the other named executive officers is 2x. For purposes of the table, annual bonuses paid for 2015 and 2016 were used to calculate the reference bonus, except in the case of Mr. Leddy as he was employed for less than a year and, pursuant to the Executive CIC Plan, his target bonus for fiscal 2017 is used as the reference bonus. In addition, under the Executive CIC Plan, amounts are reduced in the event that the individual would be subject to excise taxes imposed under Section 4999 of the Code or any similar tax imposed by state or local law, but only where the after-tax payments received by the individual would be greater than the after-tax payments without regard to such reduction. The total amounts payable above have been calculated assuming no reduction would apply to avoid excise taxes under Section 4999 or state or local law.

(3)
Pursuant to our employment agreements with each of Mssrs. C. Pappas and J. Pappas, if such named executive officer is terminated by us without “cause” (as that term is defined in his employment agreement), he is entitled to receive an amount equal to his annual base salary, payable for a period of one (1) year from the date of his termination and on the same terms and with the same frequency as his annual base salary was paid prior to such termination.

(4)	Mr. Leddy is entitled to receive his base salary for twelve months following our termination of his employment without “cause” (as that term is defined in his offer letter).

(5)
Following his separation from the Company in October 2017, Mr. Austin entered into a severance agreement with the Company under which he is entitled to receive $562,500 cash severance and $69,721, which represents acceleration of vesting of the remaining unvested shares of restricted stock granted to Mr. Austin on March 6, 2015, March 7, 2016 and March 6, 2017, respectively. Mr. Austin would not be entitled to receive any additional amounts if a change in control occurred on December 31, 2017.

(6)	The vesting of a special award of 45,106 shares of restricted stock made to Mr. Aldous during fiscal 2015 would accelerate if we were to terminate Mr. Aldous’s employment without cause.

(7)
Mr. Aldous is entitled to receive an amount equal to twelve months of his base salary as in effect as of the date of his severance agreement or on the effective date of his termination, whichever is greater, following our termination of his employment without “cause” (as that term is defined in his severance agreement).

(8)	Ms. Lecouras is entitled to receive her base salary for twelve months following our termination of her employment without “cause” (as that term is defined in her offer letter).

(9)
Amounts assume the individual’s awards of time-based vesting and performance-based vesting restricted shares of our common stock were assumed in the change in control transaction and were accelerated in connection with the executive’s termination without “cause” or resignation for “good reason” as of December 29, 2017.

CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our chief executive officer. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

•
For fiscal 2017, the median annual total compensation of all employees of our Company (other than the chief executive officer) was $46,549 and the annual total compensation of our chief executive officer was $1,535,875. In each case, compensation was calculated using the methodology for determining the compensation of our named executive officers as reported in the Summary Compensation Table.

•
Based on this information, for fiscal 2017, the ratio of the annual total compensation of our chief executive officer to the median annual total compensation of all employees of our Company was 33.0 to 1.

How We Calculated the Ratio

•
The “median annual total compensation of all employees” is the annual total compensation of a single employee who is at the midpoint of all of the employees of our Company (other than our chief executive officer) ranked in order of compensation amounts. When determining our midpoint, we considered the compensation of 1,982 employees (other than the chief executive officer) who were employed by our Company on November 1, 2017. Consistent with SEC requirements, we excluded all of our Canadian employee workforce, which was comprised of approximately fifty-six employees in Canada, who collectively constituted less than 3% of our total workforce of approximately 2,039 employees as of November 1, 2017, from consideration in determining the median annual total compensation of all employees. We do not have employees in any countries other than the United States and Canada, and we did not make any adjustments for the cost of living.

•
SEC regulations allow employers to identify the midpoint based on a “consistently applied compensation measure” (CACM). We ran a check detail gross pay report as of November 1, 2017 as our CACM to determine the midpoint of our employee population. We chose this CACM because the data was readily available and, in our judgement, did not include or exclude elements of compensation that would affect our midpoint.

•
Once we identified our median employee, we then calculated the median employee’s “annual total compensation.” We followed the methodology required under SEC regulations for calculating the total compensation of our named executive officers as reported in the Summary Compensation Table. We did not add the value of employer contributions to broad-based employee benefit plans except to the extent such amounts are included in the Summary Compensation Table for our named executive officers.

Director Compensation
Pursuant to our Corporate Governance Guidelines, the Board is responsible for setting the compensation of its independent directors. For fiscal 2017, the retainer we paid our non-employee directors was increased from $75,000 to $85,000. The retainer consists of a mix of cash and equity. The cash portion of the retainer was increased from $25,000 to $30,000 and is paid in quarterly installments on the first day of each fiscal quarter. The equity portion of the retainer was increased from $50,000 to $55,000 in time-based vesting restricted stock, which will vest at the Annual Meeting. In fiscal 2017, we did not pay directors for attending meetings of the Board or its committees, but we did pay directors for committee membership and chairmanship and reimbursed our independent directors for their expenses incurred in attending Board and committee meetings. Our directors receive retainers for their participation as members of committees of the Board equal to $8,000 for Audit Committee membership, $5,000 for Compensation Committee membership and $4,000 for Nominating and Corporate Governance Committee membership. Directors who serve as a chairperson of a committee of the Board receive retainers equal to $15,000 for the Audit Committee chairpersonship, $10,000 for the Compensation Committee chairpersonship, and $7,500 for the Nominating and Corporate Governance Committee chairpersonship.
The table below summarizes the compensation paid by us to our directors for fiscal 2017:

	FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS ($)(2)	ALL OTHER COMPENSATION ($)	TOTAL ($)
Christopher Pappas(1)	—	—	—	—
John Pappas(1)	—	—	—	—
John DeBenedetti(1)	—	—	—	—
Dominick Cerbone	$58,000	$54,996	—	$112,996
John A. Couri	$46,500	$54,996	—	$101,496
Joseph Cugine	$43,000	$54,996	—	$97,996
Steven Goldstone	$25,500	$54,996	—	$80,496
Alan Guarino	$49,000	$54,996	—	$103,996
Stephen Hanson	$42,000	$54,996	—	$96,996
Katherine Oliver	$34,000	$54,996	—	$88,996

(1)	These individuals did not receive any compensation for their service as a director, and they have no outstanding options or stock awards as of the end of fiscal 2017.

(2)
Each of these restricted stock awards was unvested as of the end of fiscal 2017, and they will each vest at the Annual Meeting. Consistent with ASC Topic 718, the amounts in the table reflect the grant date fair value of our awards to each of our directors, other than Messrs. C. Pappas, J. Pappas, and J. DeBenedetti, of 3,691 restricted shares of our common stock on May 19, 2017, the date of our 2017 annual meeting of stockholders. The grant date fair value for these awards of restricted stock was determined by taking the closing market price of the Company’s common stock on the date of grant, which was $14.90, and multiplying it by the number of shares awarded.

Director Stock Ownership Requirement
To further align the interests of the Board with the interests of the Company’s stockholders, the Company believes that its independent directors should be stockholders and have a significant personal financial stake in the Company. Accordingly, each independent director is required to own shares of the Company’s common stock valued at three times the director’s equity component of the then-current annual retainer. Each director has three years from the date of the director’s election to the Board to attain such level of stock ownership. After achieving the minimum level of stock ownership, ownership of the minimum amount must be maintained as long as the director remains on the Board. The Nominating and Corporate Governance Committee in its discretion may extend the period of time for attainment of such ownership levels in appropriate circumstances. Until the stock ownership requirements are met, directors are required to retain the net number of shares of the Company’s common stock received by the directors pursuant to awards granted to the directors or exercised by the directors pursuant to the 2011 Incentive Plan.

PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee is responsible for the appointment, compensation and oversight of the independent registered public accounting firm. The Audit Committee has selected BDO USA, LLP (“BDO”) as our independent registered public accounting firm for fiscal 2018 and has recommended to the Board that this selection be submitted to our stockholders for ratification at the Annual Meeting. Stockholder ratification of the selection of BDO as our independent registered public accounting firm is not required by law or otherwise. However, the Board, upon the recommendation of the Audit Committee, is submitting the selection of BDO to stockholders for ratification as a matter of good corporate governance. If stockholders do not ratify the selection of BDO, the Audit Committee will reconsider the matter. BDO has served as our independent registered public accounting firm since 2006. The Audit Committee considers the impact of changing auditors when assessing whether to retain the current independent registered public accounting firm.
Representatives of BDO, which served as our independent registered public accounting firm for fiscal 2017, will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.
The Board unanimously recommends that stockholders vote “FOR” ratification of the selection of BDO as our independent registered public accounting firm for fiscal 2018. Proxies received by the Board will be voted “FOR” ratification of BDO unless a contrary choice is specified in the proxy.
Vote Required
An affirmative vote of a majority of the shares represented at the Annual Meeting in person (including by webcast) or by properly executed proxy and entitled to vote on Proposal 2 is necessary to ratify the appointment of BDO as our independent registered public accounting firm for fiscal 2018. Abstentions will be equivalent to a vote against this proposal. If no voting specification is made on a properly returned or voted proxy card, the proxy card will vote FOR Proposal 2.
Fees Paid to BDO USA, LLP
In addition to retaining BDO USA, LLP to audit our financial statements for fiscal 2017, we engaged the firm from time to time during the year to perform other services. The following table sets forth the aggregate fees billed by BDO USA, LLP in connection with services rendered during the last two fiscal years.

Fee Category	Fiscal 2017	Fiscal 2016
Audit Fees	1,345,815	1,158,854
Audit-Related Fees	138,670	77,201
Tax Fees	—	—
All Other Fees	—	—
	1,484,485	1,236,055

Audit Fees consist of fees billed for professional services rendered in connection with the audit of our annual financial statements, the review of the interim financial statements included in quarterly reports and services that are normally provided by BDO in connection with statutory and regulatory filings or engagements. Fees for audit services in fiscal 2017 include fees billed for the audit of our annual financial statements, fees billed for professional services related to BDO’s assessment of internal control over financial reporting and fees billed for professional services related to our public offering of common stock, including providing comfort letters and consents. Fees for audit services in fiscal 2016 include fees billed for the audit of our annual financial statements and fees related to BDO’s assessment of internal control over financial reporting.
Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” In fiscal 2017 and fiscal 2016, fees for audit-related services include fees billed for agreed upon procedures work performed in connection with the Company’s acquisitions.
Tax Fees consist of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance, tax audit defense and mergers and acquisitions.
All Other Fees consist of fees for services other than the services reported above.

In fiscal 2017 and fiscal 2016, no services other than the audit and audit-related services discussed above were provided by BDO.
The Audit Committee has considered whether the provision of the audit-related services described above by BDO is compatible with maintaining auditor independence and determined that BDO’s provision of audit-related services did not compromise its independence as our independent registered public accounting firm.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services
The Audit Committee has adopted a policy requiring pre-approval of all audit and non-audit related services to be provided by the Company’s independent auditor regardless of amount. These services may include audit services, audit-related services, tax services and other related services. BDO and management are required to periodically report to the Audit Committee regarding the extent of services provided by BDO in accordance with this pre-approval and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. In fiscal 2017, all services provided by BDO were pre-approved by the Audit Committee in accordance with this policy.
Audit Committee Report
The Audit Committee of the Board reports to and acts on behalf of the Board and is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls and processes for monitoring compliance with laws and regulations. The Audit Committee is composed of “independent directors,” as defined in the NASDAQ Listing Rules, and acts under a written charter in compliance with the Sarbanes-Oxley Act of 2002 and other regulations adopted by the SEC and NASDAQ.
The role of the Audit Committee is to assist the Board in the oversight of:

•	Compliance with legal and regulatory requirements;

•	Accounting and reporting practices;

•	The integrity of the Company’s financial statements;

•	The qualifications, independence and performance of BDO, the Company’s independent registered public accounting firm;

•	The performance of the Company’s internal audit function; and

•	Risk and risk management.

During fiscal 2017, the Audit Committee held eight (8) meetings and fulfilled all its responsibilities as set forth in the Audit Committee’s charter, including:

•	Reviewing with BDO and the internal auditors the overall scope and plans for the respective audits for the current year;

•
Approving all audit engagement fees and terms, as well as permissible non-audit engagements with BDO (please refer to “PROPOSAL 2-RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM-FEES PAID TO BDO” beginning on page 41 of this proxy statement for a detailed discussion of such fees and related approvals);

•	Reviewing the experience and qualifications of the senior members of the BDO audit team;

•	Assuring the regular rotation of BDO’s lead audit partner as required by law and considering whether there should be rotation of the independent registered public accounting firm itself;

•	Reviewing and discussing with management the Company’s earnings press releases prior to release to the public;

•
Meeting with BDO and the Company’s Director of Internal Audit, with and without management present, to discuss the adequacy and effectiveness of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting; and

•	Meeting independently with each of the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and General Counsel.

With respect to fiscal year 2017, the Audit Committee hereby reports as follows:

•	The Audit Committee has reviewed and discussed the audited financial statements with the Company’s management and representatives from its independent registered public accounting firm, BDO.

•
The Audit Committee has discussed with its independent registered public accounting firm, BDO, the matters required to be discussed by the statement on Auditing Standards No. 1301, Communications with Audit Committees, adopted by the Public Company Accounting Oversight Board.

•
The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. In addition, the Audit Committee has discussed and considered whether the provision of non-audit services by the Company’s principal auditor, as described above, is compatible with maintaining auditor independence.

•
Based on the review and discussion referred to in the immediately preceding first through third paragraphs above, the Audit Committee recommended to the Company’s Board of Directors the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for fiscal year 2017 for filing with the SEC.

The Chefs’ Warehouse, Inc. Audit Committee
Dominick Cerbone (chairman)
Christina Carroll
Joseph Cugine
Stephen Hanson

The foregoing Report of the Audit Committee shall not be considered soliciting material, nor shall it be deemed “filed” for any purpose, including for the purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that Section. The Report of the Audit Committee shall not be deemed incorporated by reference into any filing under the Securities Act or under the Exchange Act, regardless of any general incorporation language in such filing.

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION
As described in this proxy statement under the caption “EXECUTIVE COMPENSATION-Compensation Discussion and Analysis,” the Compensation Committee’s goal in setting executive compensation is to attract and retain highly-qualified executives by providing total compensation for each position that our board of directors and chief executive officer believe is competitive within our business sector. We also seek to provide appropriate incentives for our named executive officers to achieve performance metrics related to company-wide performance and the individual’s relevant performance goals. In applying these principles, we seek to integrate compensation with our short-and long-term strategic plans and to align the interests of our named executive officers with the long-term interests of our stockholders.
Stockholders are urged to read the Compensation Discussion and Analysis contained in this proxy statement, which discusses how our compensation policies and procedures implement our compensation objectives and philosophies, as well as the summary compensation table set forth in “EXECUTIVE COMPENSATION-Summary Compensation Table-Fiscal Years 2015-2017” and other related compensation tables and narrative disclosure which describe the compensation of our named executive officers in fiscal 2017.
The Compensation Committee and the Board believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in aligning the interests of our executives with those of our stockholders and in incentivizing performance that supports our short-and long-term strategic objectives and that the compensation of our named executive officers in fiscal 2017 reflects and supports these compensation policies and procedures.
As required by Section 14A of the Exchange Act and as a matter of good corporate governance, stockholders will be asked at the Annual Meeting to approve the following advisory resolution:
RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.
This advisory vote, commonly referred to as a “say-on-pay” advisory vote, is non-binding on the Board. At our 2012 annual meeting of stockholders, a majority of our stockholders voted, on a non-binding, advisory basis, to hold the “say-on-pay” advisory vote every year, and our Board subsequently determined that the Company will do so until the next required vote on the frequency of such “say-on-pay” advisory votes occurs. Accordingly, we will hold the next “say-on-pay” advisory vote at the Annual Meeting. Although non-binding, the Board and the Compensation Committee will review the voting results of the “say-on-pay” advisory vote and take them into consideration when making future decisions regarding our executive compensation programs.
The Board unanimously recommends that stockholders vote “FOR” the non-binding, advisory vote on executive compensation. Proxies received by the Board will be voted “FOR” the non-binding, advisory vote on executive compensation unless a contrary choice is specified in the proxy.
Vote Required
An affirmative vote of a majority of the shares represented at the Annual Meeting (including by webcast) or by properly executed proxy and entitled to vote on Proposal 3 is necessary for approval. Broker non-votes will have no effect on the outcome of this proposal, and abstentions will be equivalent to a vote against this proposal. If no voting specification is made on a properly returned or voted proxy card, the proxy card will vote FOR Proposal 3.

PROPOSAL 4—ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION
In Proposal 4, the Board is asking stockholders to cast a non-binding advisory vote on how frequently say-on-pay votes should be held in the future. Stockholders will be able to cast their votes on whether to hold say-on-pay votes every one year, two years or three years. Alternatively, you may abstain from casting a vote.
You may cast your vote on the resolution below by indicating your preference for us to conduct future advisory votes on the compensation of our named executive officers every one year, two years or three years, or you may abstain from voting:
RESOLVED, that the option of once every one year, two years or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold an advisory stockholder vote to approve the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.
Although this advisory vote is not binding on the Board, the Board will carefully consider and expects to be guided by the alternative that receives the most stockholder support in determining the frequency of future say-on-pay votes. Notwithstanding the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.
While our executive compensation programs are designed to promote a long-term connection between pay and performance, after careful consideration of the frequency alternatives, the Board believes that conducting advisory votes on executive compensation every one year is appropriate for us and our stockholders at this time.
The Board unanimously recommends that stockholders vote for the frequency of “ONE YEAR” on the non-binding, advisory vote on the frequency of non-binding, advisory votes on executive compensation. Proxies received by the Board will be voted for “ONE YEAR” unless a contrary choice is specified in the proxy.
Vote Required
The advisory vote regarding frequency of a stockholder advisory vote on the compensation of the Company’s named executive officers shall be determined by whichever of the choices-every one year, two years or three years-receives the greatest number of votes cast. Shares represented by proxies which are marked to indicate abstentions from this proposal and broker non-votes with respect to this proposal will not affect its outcome. If no voting specification is made on a properly returned or voted proxy card, the proxies named on the proxy card will vote for a frequency of every ONE YEAR for future advisory votes regarding the executive compensation of the named executive officers.

OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock (“Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities. To the Company’s knowledge, based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company for fiscal 2017 pursuant to Rule 16a-3(e) of the Exchange Act and written representations from Reporting Persons that, the Company believes that all Reporting Persons filed the required reports on a timely basis, except that Mr. Austin had one late report for a March 2017 transaction relating to the surrender of stock back to the Company to cover withholding taxes on a release of restricted stock.
Stockholder Proposals for the 2019 Annual Meeting of Stockholders
The 2019 annual meeting of stockholders is expected to be held on May 17, 2019, although this date may change. Eligible stockholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of stockholders in 2019 may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. In order to be considered timely for inclusion in the Company’s proxy materials for the 2019 annual meeting of stockholders, stockholder proposals must be received by the Company at 100 East Ridge Road, Ridgefield, Connecticut 06877, addressed to the corporate secretary of the Company, not later than December 5, 2018. Eligible stockholders interested in submitting a matter to be brought before the Company’s 2019 annual meeting although not included in the Company’s proxy materials may do so by following the procedures prescribed in the Company’s bylaws. In order for the proposal to be considered timely for the Company’s 2019 annual meeting, such stockholder proposal must be received by the Company at the address stated above not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders (i.e., not earlier than January 19, 2019 and not later than February 18, 2019); provided, however, that if the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date, then to be timely such notice must be so received not later than the tenth (10th) day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was first made, whichever occurs first.
The stockholder’s submission must include certain specified information concerning the proposal and the stockholder, including such stockholder’s ownership of our common stock. As we will not entertain any proposals at an annual meeting that do not meet these requirements, we strongly encourage stockholders to seek advice from legal counsel before submitting a proposal. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement.
THE BOARD HOPES THAT STOCKHOLDERS WILL ATTEND THE ANNUAL MEETING ON THE INTERNET THROUGH THE VIRTUAL WEB CONFERENCE. REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO VOTE EITHER VIA THE INTERNET, OR BY TELEPHONE, OR BY COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD (IF RECEIVED BY MAIL) AS SOON AS POSSIBLE TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. STOCKHOLDERS OF RECORD OR BENEFICIAL STOCKHOLDERS NAMED AS PROXIES BY THEIR STOCKHOLDERS OF RECORD WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND CAST THEIR VOTES ELECTRONICALLY OVER THE INTERNET DURING THE MEETING.

By Order of the Board of Directors,
/s/ Christopher Pappas
Christopher Pappas
Chairman of the Board

April 4, 2018